UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.     )

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International Paper Company

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6400 Poplar Avenue

Memphis, Tennessee 38197

JOHN V. FARACI

Chairman and Chief Executive Officer

April 9, 2009

Dear Fellow Shareowners,

Over the past few years, International Paper has reshaped itself as a global paper and packaging company, become more focused and lower cost, and achieved better global balance.

During 2008, we continued to make progress despite a severe economic downturn. Due to the collective efforts of our employees worldwide, we:

—	Generated the best free cash flow in International Paper history — despite significant input cost increases — by operating well, managing working capital and decreasing capital spending;

—	Delivered our second-best earnings per share since 2000 and achieved record earnings in our North American printing papers business, both before special items; and

—	Completed the acquisition of Weyerhaeuser’s industrial packaging business and exceeded the 2008 synergies target.

These accomplishments demonstrate our commitment to becoming stronger and more competitive while we navigate through challenging economic conditions.

Throughout 2008, we appreciated the support of our Board of Directors and were pleased to welcome Stacey J. Mobley, who retired from E.I. DuPont de Nemours as senior vice president, chief administrative officer and general counsel. His accomplishments and experience will be an important benefit for International Paper.

We also would like to thank Donald F. McHenry, who retired in December, for his dedicated service and many contributions to International Paper over the past 27 years. Don’s wisdom and counsel have been very valuable to the Board, and he has played an important role in shaping the company we are today.

Going forward, we are laser focused on execution and doing those things that will help us stay financially strong and flexible. In this difficult and uncertain environment, our objective remains outperforming our competition, positioning International Paper for a stronger and better future, and delivering long-term value for shareowners.

Sincerely,

John Faraci

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

To the Owners of Common Stock of International Paper Company:

Date:	Monday, May 11, 2009
Time:	11:00 a.m. EDT
Place:	The Ritz-Carlton, Westchester Three Renaissance Square White Plains, New York 10601

Items of Business:

Company Proposals:

—Proposal One:  Elect four directors for a one-year term.

—Proposal Two:  Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

—Proposal Three:  Approve an amendment to Article I and Article II of our By-Laws regarding special shareowners meetings.

—Proposal Four:  Approve the International Paper Company 2009 Incentive Compensation Plan.

Shareowner Proposal:

—Proposal Five:  Consider a shareowner proposal regarding sustainable forestry.

Consider any other business properly brought before the meeting.

Record Date:	March 16, 2009. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

MAURA A. SMITH

Senior Vice President, General Counsel,

Corporate Secretary and Global Government Relations

April 9, 2009

PROXY STATEMENT

2009 Annual Meeting of Shareowners

Information About Our Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2009 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy form is scheduled to begin on or about April 9, 2009.

At the 2009 Annual Meeting, shareowners will vote on the following matters, as well as any other business properly brought before the meeting:

Company Proposals:

Proposal One: Elect four directors for a one-year term. The Board recommends a vote FOR this proposal.

Proposal Two: Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. The Board recommends a vote FOR this proposal.

Proposal Three: Approve an amendment to Article I and Article II of our By-Laws regarding special shareowners meetings. The Board recommends a vote FOR this proposal.

Proposal Four: Approve our 2009 Incentive Compensation Plan. The Board recommends a vote FOR this proposal.

Shareowner Proposal:

Proposal Five: Consider a shareowner proposal regarding sustainable forestry. The Board recommends a vote AGAINST this proposal.

Information about these proposals may be found beginning on page 7 of this proxy statement.

The Board has designated John V. Faraci, our chairman and chief executive officer, Tim S. Nicholls, our senior vice president and chief financial officer, and Maura A. Smith, our senior vice president, general counsel and corporate secretary, as proxies in connection with the 2009 Annual Meeting. With respect to any other matter that properly comes before the annual meeting, these proxies will vote as recommended by the Board, or, if no recommendation is given, at their discretion.

Important Notice Regarding the Availability of Proxy Materials for the May 11, 2009, Annual Meeting of Shareowners:

This proxy statement, a form of proxy and our annual report to shareowners is available for viewing and printing at the following Web site: www.proxyvote.com

Vote by Telephone

If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the Web site on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote by Mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage prepaid envelope that was included with the proxy card.

Shareowners of record of International Paper common stock, or their duly authorized proxies, at the close of business on March 16, 2009, the record date, are entitled to vote on each matter submitted to a vote at the 2009 Annual Meeting and at any adjournment or postponement of the annual meeting. There were 431,833,280 common shares outstanding on March 16, 2009. Each common share is entitled to one vote on each matter to be voted on at the 2009 Annual Meeting.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to Ms. Smith at the address on page 4. We will also make the list available at the annual meeting.

Voting Procedures and Annual Meeting Attendance

How many votes must be present to hold the annual meeting?

A majority of the votes that may be cast (at least 215,916,641 votes), present in person or represented by proxy, is needed to hold the 2009 Annual Meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you will receive a voting instruction form from your broker, bank or other holder of record. This form will explain which voting options are available to you. If you want to vote in person at the annual meeting, you must obtain an additional proxy card from your broker, bank or other holder of record authorizing you to vote. You must bring this proxy card to the meeting.

How do I attend the annual meeting?

All shareowners as of the record date, March 16, 2009, or their proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. When you arrive at the meeting, please look for the “Shareowners’ Welcome Desk,” where you will be asked for photo identification in order to receive your admittance card.

If you have not told us prior to the annual meeting that you will attend, but you decide to attend, please go to the “Shareowners’ Welcome Desk” and provide proof of ownership of your shares as well as your photo identification in order to obtain an admittance card.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

If I hold shares in an International Paper employee benefit plan, how do I vote my shares?

International Paper employees may hold shares of Company common stock in one of our employee benefit plans, including the:

—	International Paper Company Salaried Savings Plan;

—	International Paper Company Hourly Savings Plan; or

—	International Paper Company Long-Term Incentive Compensation Plan (“LTICP”).

If you hold shares in our Salaried Savings Plan or Hourly Savings Plan, you may instruct State Street Bank and Trust Company, the trustee for these plans, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

Employees who received shares of restricted stock under our LTICP may also vote their shares. The process for voting shares of restricted stock is the same as the process for voting shares of common stock, described above. However, if you do not vote your shares, they will not be counted as there is no trustee for the LTICP to vote the shares on your behalf.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before the annual meeting. If you are a holder of record, prior to the annual meeting you may:

—	Cast a new vote by telephone or the Internet;

—	Send a written revocation to Ms. Maura A. Smith at the address on page 4; or

—	Send in a new proxy card with a later date.

A new proxy card or written revocations of a prior vote must be sent by mail to Ms. Smith and received prior to the annual meeting. If you attend the annual meeting, your vote in person at the annual meeting will revoke any previously submitted proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a proxy card without indicating your vote, your shares will be voted as follows:

—	for the election of all directors in Item 1;

—	for the ratification of the selection of the Company’s independent registered public accounting firm in Item 2;

—	for the Company’s proposal to amend Articles I and II of our By-Laws regarding special shareowners meetings in Item 3;

—	for the Company’s proposal to approve the 2009 Incentive Compensation Plan in Item 4; and

—	against the shareowner proposal concerning sustainable forestry in Item 5.

What happens if I do not vote?

If you do not vote shares held in your name, your shares will not be voted.

If your shares are held through the Company’s Salaried Savings Plan or the Company’s Hourly Savings Plan, and you do not provide instructions, the trustee for the plan will vote your shares at its discretion.

If your shares are held through a broker and you do not give your broker instructions on how to vote, one of two things can happen, depending upon the type of proposal. First, for Items 1 through 3 of the Company’s proposals, the broker may vote your shares at its discretion. For Item 4 of the Company’s proposals and the shareowner proposal in Item 5, absent instructions from you, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.” Please refer to “Matters to be Acted Upon at the 2009 Annual Meeting” for a discussion of the effect of a “broker non-vote” on Items 4 and 5.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees.

Will the Company’s independent registered public accounting firm be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP will attend the meeting. They will be available during the meeting to answer your questions and they will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of our Board has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year, and this decision has been ratified by our entire Board.

If you still have questions, please contact:

Ms. Maura A. Smith

Corporate Secretary International Paper

6400 Poplar Avenue, Memphis, TN 38197

by e-mail:

maura.abelnsmith@ipaper.com

or by telephone:

(901) 419-3829

For directions to the meeting, please see the map at the end of the proxy statement.

Need to change future proxy delivery options?

If you wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way Edgewood, NY 11717

or call (800) 542-1061

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Principles state that directors are expected to attend our annual meeting.

Do any shareowners beneficially own more than 5 percent of our common stock?

Yes. According to public filings, there are four entities that beneficially own more than 5 percent of our common stock:

—	Morgan Stanley, as the parent holding company of Van Kampen Asset Management, an investment adviser to third parties;

—

State Street Bank and Trust Company, as trustee of various International Paper employee benefit plans and as trustee and discretionary adviser to third party trusts and employee benefit plan related accounts;

—	T. Rowe Price Associates, Inc., as investment adviser to third parties; and

—	Wellington Management Co, LLP, as investment adviser to third parties.

For further information about these shareowners, please see “Ownership of Company Stock.”

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson, Inc. to solicit proxies for an estimated fee of $21,000, plus fees and expenses.

What is householding?

We have adopted “householding,” a procedure under which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2008 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. To request a separate copy, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (800) 332-8146 or on our Web site, www.internationalpaper.com, under the “Investors” tab at the top of the page and then under the “Financial Requests” link in the menu on the left.

Communicating With the Board

How do I communicate with the Board?

You may communicate with our entire Board, the independent directors as a group, the chair of the Governance Committee, who serves as the presiding director at executive sessions of our Board, or any one of the directors by writing to Ms. Maura A. Smith. Ms. Smith will forward all communications involving the interest of the Company or its shareowners, other than business solicitations, advertisements, job inquiries or similar communications, directly to the intended director(s).

In addition, as described in detail under “Information About Our Corporate Governance,” our Office of Ethics and Business Practice has a Helpline that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board correspondence to:

Maura A. Smith

Corporate Secretary

International Paper

6400 Poplar Avenue

Memphis, TN 38197

All contacts that raise concerns or allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

How do I submit a shareowner proposal for consideration at the 2010 Annual Meeting?

Our 2010 Annual Meeting is currently scheduled for May 10, 2010. If you wish to submit a proposal to be included in the 2010 proxy statement, you must submit your proposal in writing so that we receive it by December 10, 2009. Proposals should be sent to Ms. Smith.

If you would like to present your proposal at the 2010 Annual Meeting, but you do not meet the deadline for inclusion in the proxy statement, our By-Laws require that you notify us of your proposal between January 10, 2010 and February 9, 2010. Your notice should be sent to Ms. Smith.

You must be a shareowner of record on the date you submit your proposal and on the record date for determining shareowners entitled to vote at the 2010 Annual Meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission in order to be eligible to submit a shareowner proposal. Your proposal must conform to the notice requirements in Article I, Section 7 of our By-Laws, which are available on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right.

A paper copy of our By-Laws is available at no cost by written request to Ms. Smith.

How do I nominate a candidate for director at the 2010 Annual Meeting?

Shareowner nominations for directors may be submitted to our Board of Directors, to the attention of our Governance Committee, in care of Ms. Smith. Our By-Laws require that the director nomination be received between January 10, 2010 and February 9, 2010.

As in the case of submitting a shareowner proposal, you must be a shareowner of record on the date you submit your nomination and on the record date for determining shareowners entitled to vote at the 2010 Annual Meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission in order to be eligible to nominate a director candidate. Your director nomination must conform to the notice requirements in Article II, Section 9 of our By-Laws, which are available on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. As discussed above, a paper copy of our By-Laws is available at no cost by written request to Ms. Smith.

Matters to be Acted Upon at the 2009 Annual Meeting

Item 1 — Election of Directors

Four of our 11 directors have been nominated by the Board for election by our shareowners at the 2009 Annual Meeting. All four will hold office until 2010, or until his successor has been elected and has qualified or until his earlier death, resignation or retirement. There are no other nominees competing for their seats on the Board. This means we have a non-contested election.

Under our By-Laws, directors in non-contested elections are elected by majority vote.

You can vote “for” a nominee named on the proxy card, or you can indicate that you are “withholding” your vote from a nominee named on the proxy card. Since we do not have cumulative voting, you may not cast all of your votes “for” a single director nominee.

New directors elected by the Board serve until the first annual meeting following their election. One of the four directors nominated for election at the 2009 Annual Meeting, Mr. Stacey J. Mobley, is a new director.

In 2008, shareowners approved an amendment to our Restated Certificate of Incorporation to elect directors annually, phasing in annual elections over a three-year period beginning in 2009. Accordingly, at this 2009 Annual Meeting, all four director nominees will serve for a one-year term, including the three directors who comprise Class III and our new director, Mr. Stacey J. Mobley, who will not be appointed to a class. Information about these nominees may be found on page 22.

We do not know of any reason why any nominee would be unable to serve as a director if elected. If, prior to the election, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:

—	John V. Faraci

—	Stacey J. Mobley

—	William G. Walter

—	J. Steven Whisler

Majority vote for directors:

Each director must receive a greater number of votes “for” his or her election than votes “withheld.”

If a director receives a greater number of votes “withheld” than votes “for” his or her election, he or she must submit a resignation, and the Board, through its Governance Committee, will decide whether to accept the resignation.

Majority of votes cast:

More than 50 percent of the total votes shareowners submit on this item must be voted “for” the proposal.

Item 2 — Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2009

Our Board of Directors has ratified the selection of Deloitte & Touche LLP (“Deloitte & Touche”) by our Audit and Finance Committee to serve as our independent registered public accounting firm for 2009.

We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, a majority of votes cast “for” the proposed item is required.

You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have no effect on the vote.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and our shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2009.

Item 3 — Company Proposal to Amend Article I and Article II of the Company’s By-Laws Regarding Special Shareowners Meetings

To approve this amendment to the By-Laws of the Company, a majority of votes cast “for” the proposed amendment is required.

You may vote “for” or “against” the Company proposal, or you may “abstain” from voting. “Abstentions” will have no effect on the vote.

Background

Article I of the By-Laws of International Paper Company states that a special meeting of shareowners may be called by (i) a majority of the Board of Directors, (ii) the Chairman of the Board, or (iii) the President of the Company. Presently, our By-Laws do not provide shareowners the right to call a special meeting.

Section 602 of the New York Business Corporation Law (“NYBCL”) states that a special meeting of shareowners may be called by the board or by such person or persons as may be authorized by a company’s by-laws or certificate of incorporation (emphasis added). Under Section 601 of the NYBCL, a company’s by-laws may be amended by a majority of the votes cast by the shares entitled to vote at the company’s annual meeting.

We are proposing that our shareowners amend our Company’s By-Laws to grant shareowners holding not less than 40 percent of our outstanding common stock the right to call a special meeting. This right would be subject to all other relevant provisions of our By-Laws, our Certificate of Incorporation and applicable laws.

Proposal

Our Board, in its continuing review of best practices in corporate governance, has evaluated the right of shareowners to call special meetings. Our Board recommends a proposal to amend our By-Laws to permit shareowners holding not less than 40 percent of our outstanding common stock the right to call a special meeting.

Next Steps

If this proposal is approved, the text of Article I and Article II of the By-Laws of International Paper Company will be amended as shown in Appendix 1.

Our Board of Directors unanimously recommends that you vote FOR the approval of the amendments to Article I and Article II of the By-Laws of International Paper Company to grant shareowners holding not less than 40 percent of the Company’s common stock the right to call a special shareowners meeting.

Item 4 — Company Proposal to Approve the 2009 Incentive Compensation Plan

The Company currently maintains the International Paper Company Long-Term Incentive Compensation Plan (the “LTICP”). Shareowners first approved the LTICP in 1989, and later approved amendments to the LTICP in 1994, 1999, 2000, 2003 and 2004. On February 9, 2009, the Board of Directors approved the 2009 Incentive Compensation Plan (the “Incentive Compensation Plan” or “ICP”), subject to shareowner approval. If shareowners approve the ICP, no further grants will be made under the LTICP.

To approve the 2009 Incentive Compensation Plan, a majority of votes cast “for” this proposal is required.

You may vote “for” or “against” the approval of the ICP, or you may “abstain” from voting. “Abstentions” will have no effect on the vote. For this Item 4, a broker non-vote will have no effect on the vote.

We describe below the terms of the ICP. This summary is qualified in its entirety by the full text of the ICP, which is attached to this proxy statement as Appendix 2.

Summary of the Proposed Incentive Compensation Plan

Purpose. The purpose of the ICP is to provide incentive for directors and designated employees of the Company to improve the performance of the Company on a long-term basis, and to attract and retain the services of directors and employees.

Administration. The ICP will be administered by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions of the awards; establish, adopt or revise any rules and regulations as it may deem advisable to administer the ICP; and make all other decisions and determinations that may be required under the ICP. The Board may from time to time delegate to the senior vice president, human resources and communications, the authority to grant awards under the ICP, other than the grant of awards to senior vice presidents or above. In addition, the full Board of Directors may at any time assume the administration of the ICP, in which case it will have all the powers of the Committee under the ICP. Further, grants to our chief executive officer or to members of our Board must be approved by the independent members of the Board pursuant to our Corporate Governance Principles.

Shares Available for Awards. The proposed ICP provides that the maximum number of shares of common stock that may be available for awards is 15,400,000 shares, plus shares that are subject to awards under the LTICP as of the date of the 2009 Annual Meeting that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. It is important to understand how we have arrived at this requested amount.

As of December 31, 2008, the total number of shares available under the LTICP was 28,091,772 shares. Of these shares, 7,048,502 shares remain available for stock-based awards, such as performance-based restricted stock awards under our Performance Share Program (“PSP”). The balance – 21,043,270 – is available only for grants of stock options or stock appreciation rights. Because we changed our equity awards to focus on performance-based stock awards, the remaining number of shares available for performance-based stock awards compared to the number available for stock options is no longer sufficient.

In order to align our share authorization with the equity vehicles that comprise our compensation program, we are seeking to convert the 28,091,772 shares into 15,400,000 shares that may be used for any type of awards. This both reduces the total number of shares available for grant, and provides us greater flexibility to award the types of equity vehicles that we believe better serve our incentive compensation objectives.

Eligibility. The ICP permits the grant of incentive awards to non-employee directors and designated employees as selected by the Committee. As of April 9, 2009, the number of eligible participants was approximately 1,100. The number of eligible participants may increase over time based upon future growth of the Company.

Awards to Non-Employee Directors. Awards granted to the Company’s non-employee directors will be made only in accordance with the terms, conditions and parameters of the Company’s director compensation plan, which will be a subplan of the ICP and administered in accordance with the ICP. Our director compensation program is described beginning on page 23 of this proxy statement. The Committee may not make discretionary grants under the director compensation plan to non-employee directors.

Permissible Awards. The ICP authorizes the granting of awards in any of the following forms:

—	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

—

restricted or deferred stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

—

performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the ICP may be granted in the form of a performance award);

—

dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying such full-value award, which dividend equivalents may be paid only at the time the underlying award is paid;

—

market-priced options to purchase shares of our common stock, which may be designated under the Internal Revenue Code of 1986, as amended (the “Code”) as non-qualified stock options (which may be granted to all participants) or incentive stock options (which may be granted to employees, but not to non-employee directors);

—

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

—	other stock-based awards in the discretion of the Committee, including unrestricted stock grants; and

—	cash-based awards, including performance-based annual incentive awards.

Limitations on Individual Awards. The maximum number of shares of common stock that may be granted under the ICP in the form of restricted stock or restricted stock units to any one person during any 12-month period is 660,000. The maximum number of shares of common stock that may be covered by options granted under the ICP to any one person during any 12-month period is 1,200,000. The maximum number of shares that may be covered by stock appreciation rights granted under the ICP to any one person during any 12-month period is 1,200,000. The maximum number of shares that may be granted under the ICP in the form of other stock-based awards to any one person during any 12-month period is 660,000. The aggregate dollar value of any cash-based award that may be paid to any one participant during any one fiscal year under the ICP is $10,000,000.

Performance Goals. All options and stock appreciation rights granted under the ICP will be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Committee may designate any other award granted under the ICP as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Committee must establish one or more objectively determinable performance goals for the award based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate:

(a)	Revenue;

(b)	Sales;

(c)	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures);

(d)	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures);

(e)	Net income (before or after taxes, operating income or other income measures);

(f)	Cash (cash flow, cash generation or other cash measures);

(g)	Stock price or performance;

(h)	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price);

(i)	Economic value added;

(j)	Return measures (including, but not limited to, return on assets, income, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales);

(k)	Market share;

(l)	Improvements in capital structure;

(m)	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures);

(n)	Business expansion or consolidation (acquisitions and divestitures);

(o)	Internal rate of return or increase in net present value;

(p)	Working capital targets relating to inventory and/or accounts receivable;

(q)	Safety standards;

(r)	Productivity measures;

(s)	Cost reduction measures; or

(t)	Strategic plan development and implementation.

Our Board of Directors recommends that shareowners approve at this Annual Meeting the above list of Qualified Business Criteria for the purpose of future performance-based awards that are intended to be fully deductible under Code Section 162(m).

The Committee must establish the applicable performance goals within the first 90 days of the period for which the performance goal relates (or a later date, if permitted under applicable tax regulations). The Committee may, for any reason, decrease (but may not increase) any award, regardless of the Company’s achievement of the specified performance goal. The Committee may provide, at the time the performance goals are established, that any evaluation of performance will exclude or otherwise objectively adjust for any specified events that occur during a performance period. These events may include by way of example, but are not limited to any of the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to any senior vice president or above, they will be utilized in a manner that meets the requirements of Code Section 162(m) for deductibility.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award under the ICP, other than by will, the laws of descent and distribution, or except in the case of an incentive stock option, under a qualified domestic relations order. The Committee may permit other transfers where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards; however, no award may be transferred for value. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Conditions on Awards. As may be specified in an award agreement, awards may be forfeited if a participant voluntarily terminates employment prior to retirement eligibility or is terminated for cause; if a participant violates a non-competition, non-solicitation or confidentiality agreement; if an executive officer fails to provide one year’s advance notice of retirement (except in the event of death, disability or waiver by the Committee); or, if a participant engages in conduct that is detrimental to the business interest or reputation of the Company, or deemed to be a deliberate disregard of the Company’s policies.

Further, if any of the Company’s financial statements are required to be restated, resulting from errors, omissions or fraud, the Committee may direct that the Company recover all or any portion of an award with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate, special plan document, or other agreement:

—

If a participant’s service terminates by reason of death or disability, (a) outstanding service-based awards will become fully vested, and (b) outstanding performance-based awards will become fully vested and will be payable at the end of the performance period based on actual Company performance.

—

Upon a change in control of the Company, all outstanding service-based awards will become fully vested. With regard to performance-based awards, shares that have been “banked” by the Committee will become vested. Shares that have not been “banked” for the period in which the change in control occurs will be deemed to have been earned based on the Company’s target performance achievement and such shares will be prorated based on the number of months completed in that period prior to the change in control. The remaining portion of the award will be cancelled.

In addition, the Committee may, in its discretion, accelerate the vesting and/or payment of awards at any time. The Committee may differentiate among participants or among awards in exercising such discretion. The Committee may not accelerate payment of any award if such acceleration would violate Section 409A of the Code.

Adjustments. In the event of a transaction between the Company and its shareowners that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the ICP will be adjusted proportionately, and the Committee will make such adjustments to the ICP and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the ICP will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price. The ICP permits discretionary adjustments for mergers, business combinations and the like (which are not equity restructurings), and permits discretionary adjustments in the context of equity restructurings where the adjustment is for a purpose other than equalizing the award’s value immediately before and after the equity restructuring.

Termination and Amendment. The Board of Directors or the Committee may, at any time and from time to time, terminate or amend the ICP; however, if an amendment would constitute a material amendment requiring shareowner approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareowner approval. In addition, the Board of Directors or the Committee may condition any amendment on the approval of shareowners for any other reason. No termination or amendment of the ICP may, without the written consent of the participant, reduce or diminish the value of an award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

The Committee may amend or terminate outstanding awards to one or more participants. However, such amendments may require the consent of the affected participants and, unless approved by shareowners, the exercise price of an outstanding option or base price of a stock appreciation right may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of International Paper’s shareowners. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of International Paper’s shareowners.

Expenses. All expenses of the ICP are paid for by the Company.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the ICP. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and U.S. income tax consequences that may have applied in prior years are not discussed, and may vary from locality to locality.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Non-qualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a non-qualified stock option under the ICP. When the optionee exercises a non-qualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the ICP will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Code Section 409A. The ICP permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the ICP, are designed to be exempt from the application of Code Section 409A. Restricted stock units and deferred stock units granted under the ICP would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption under the regulations. If not exempt, such awards must be designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the ICP. Certain participants, including the Company’s senior vice presidents and above, are permitted to elect additional withholding for payment of income taxes.

Benefits to Named Executive Officers and Others

As of the date of the 2009 Annual Meeting, no awards had been granted under the ICP. Subject to shareowners’ approval of the ICP, all awards under the ICP will be made at the discretion of the Committee or under delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individual or groups pursuant to the ICP in the future, or the benefits or amounts that would have been received by any individuals or groups for the last completed fiscal year if the ICP had been in effect.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2008, regarding compensation plans under which our equity securities are authorized for issuance.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	25,093,122	(1)	$39.68	28,091,772

(1) Amount does not include 18,914 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

Our Board of Directors unanimously recommends that you vote FOR the approval of the 2009 Incentive Compensation Plan.

Proposal Submitted by our Shareowners

Item 5 — Shareowner Proposal Concerning Sustainable Forestry

We expect the following shareowner proposal to be presented at the annual meeting. Upon request, we will promptly provide any shareowner with the name, address and phone number of shares held by the shareowner making this proposal.

The shareowner proposal is considered passed if a majority of the votes cast are “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have no effect on the vote for this shareowner proposal. For this Item 5, a broker non-vote will have no effect on the vote.

“Whereas:

As a global forest products, paper and packaging company, forests provide significant raw materials for International Paper’s (IP) products. Forests are rapidly declining at a rate of 55 soccer fields per minute according to the United Nations and only about 20% of the world’s original forests remain undisturbed.

Forests store extensive amounts of carbon, critical to mitigating the effects of climate change. Forests store the equivalent of 175 years of global fossil fuel emissions and forest loss is responsible for 20-25% of total annual carbon dioxide emissions globally.

The Intergovernmental Panel on Climate Change, the leading international network of climate scientists, has concluded that global warming is “unequivocal.” The Stern Review on the Economics of Climate Change states greenhouse gas emissions from deforestation are greater than emissions from the global transportation sector. “Action to preserve the remaining areas of natural forest is needed urgently,” is one of the report’s conclusions. A 2006 study in Ecological Economics found that natural forests in the Southern US – IP’s primary wood sourcing region – store and sequester more carbon than fast-growing tree plantations and continued loss of natural forests to tree plantations could contribute to future carbon emissions.

Climate change impacts from deforestation and poor forest management can be reduced by increasing the use of recycled fiber and sourcing virgin fiber from well-managed forests harvested according to independent and internationally recognized sustainable forestry standards.

Credibility is the most important criterion for the selection of any certification scheme. Our company relies upon the Sustainable Forestry Initiative (SFI) and CERFLOR certification schemes. Both were developed by the forestry industry. The Forest Stewardship Council (FSC) is the only independent certification system in the world accepted by the conservation, aboriginal and business communities. FSC is the world’s largest and fastest growing certification system, by hectares.

Our company can ensure it is purchasing sustainably harvested fiber by purchasing FSC certified fiber. IP customer companies such as Staples, Office Depot, Corporate Express and FedEx Office, already have FSC-certified paper procurement preferences. Large IP paper packaging customers are adopting environmental paper procurement policies. Though IP has recently initiated steps to provide FSC products, we believe that continued reliance on non-FSC certification systems may threaten IP’s future positioning in the marketplace relative to competitors that are embracing FSC on a large scale.

RESOLVED: Shareholders request the Board to prepare a report, at reasonable cost and omitting proprietary information, by November 30, 2009, assessing the feasibility of phasing out our company’s use of non-FSC certified fiber and increasing the use of increasing our company’s use of FSC certified fiber and increasing the use of postconsumer recycled fiber as a means to reduce our company’s impact on greenhouse gas emissions.

Supporting Statement:

The study should discuss the Company’s goals and timeframes with respect to:

—	Increasing the use of FSC-certified fiber with the goal of phasing out virgin fiber certified by less credible certification schemes;

—	Increasing the use of recycled fiber as a means to reduce reliance on virgin materials; and

—	Estimating avoided greenhouse gas emissions from these activities.”

[End of Shareowner Proposal]

Position of Your Company’s Board of Directors

International Paper has been and will continue to be a leader in promoting sustainable forestry practices and certification requirements globally. The Company is also committed to using fiber from sustainable sources to make its paper and packaging products. Our Board of Directors recognizes that forests and sustainable forestry practices provide environmental, social and economic benefits to the Earth and to the communities in which we live and operate our facilities. Our Board is particularly concerned about the adverse consequences of illegal logging, deforestation and the accompanying loss of biodiversity in some regions of the world.

As a global organization, International Paper relies on third-party certification, chain of custody and internationally recognized forest certification standards for fiber procurement. Our decision to rely on a particular certification standard, dual certification, or multi-certification, will depend upon the region of the world in which we are procuring fiber, and what type of certified fiber is available in that region.

The proponent’s request is impractical and unnecessary for the following reasons:

1.

The Company publishes Sustainability and Stewardship Reports. Updated information about the Company’s environmental practices and positions is available at our Web site, www.internationalpaper.com, and in reports published periodically by the Company.

2.	The Company is committed to Sustainable Forestry. The Company strives to ensure that a standard exists that enables us to certify that our procurement practices:

a.	meet the highest ethical standards of sustainability and environmental stewardship;

b.	meet the needs of our customers; and

c.	is balanced from an economic, social and environmental perspective.

3.

The Company recognizes and uses Multiple Certification Standards. International Paper recognizes and uses the following certification standards in our global operations, depending on the availability of certified fiber:

a.

The Programme for the Endorsement of Forest Certification (PEFC), a global umbrella organization that certifies national certification standards and supports the promotion of sustainable forest management and chain of custody.

b.	The Forest Stewardship Council (FSC), a globally recognized system that uses regionally developed forest management standards and includes chain of custody.

What is Sustainable Forestry?

Simply put, “sustainable forestry” means ensuring that the trees used to make paper products are replaced through reforestation or natural regeneration.

International Paper certifies annually that its fiber procurement system complies with the following internationally recognized independent standards:

Sustainable Forestry Initiative ISO 14001 Programme for the Endorsement of Forest Certification

Forest Stewardship Council* (*Ticonderoga, N.Y. only)

c.	The Sustainable Forestry Initiative (SFI), a North American standard which includes provisions for forest management, fiber procurement and chain of custody, and is recognized by PEFC.

d.	Cerflor, the Brazilian Program of Forest Certification, a Brazilian national standard that includes forest management and chain of custody, and is recognized by PEFC.

e.

In countries or regions of the world that do not have established certification standards, the Company implements International Standards of Organization (ISO) 14001 environmental management systems on the wood or fiber procurement systems for its facilities.

Since only 10 percent of the world’s industrial forestlands are certified to any sustainability standard, there is still important advocacy work to do. While the proponent disputes the value of SFI certification, SFI is recognized by PEFC, and other PEFC-endorsed forest certification programs around the world. More than 471 million acres of forestland have been certified under PEFC—more than any other certification program, and only 253 million acres in 81 countries are certified according to FSC requirements. International Paper is committed to procuring fiber from certified and responsible sources, and does not believe it should be limited to procurement from only FSC certified forests.

4.

The Company is committed to Recycling. Our environmental stewardship and dedication to sustainability are also reflected in our commitment to recycling. International Paper’s 2008 acquisition of Weyerhaeuser’s packaging business significantly increases our recycling capacity and positions us as one of the world’s largest paper recycling companies. Approximately 8 million tons of paper are recovered by International Paper’s recycling businesses and 5 million tons are used in our own products. We are active in the National Recycling Coalition, and have teamed with customers and other organizations on community projects aimed at raising public awareness about the value of recycling paper products. We have various post-consumer fiber re-pulping facilities and recycled products. We are a leader in supporting recovery of fiber for reuse. Recent examples include a partnership with the National Parks Foundation to increase waste recovery and promote composting in our national parks, and our partnership with the City of Memphis, the location of our global headquarters, to improve recovery and recycling programs for packaging.

Our Company is committed to increased use of recycled fiber in our products where practical and economical. How much recycled fiber can and should be used to make our products depends on many factors, including the availability of recycled fiber, and the costs and environmental impact of transporting and collecting it. To better understand the impacts of our products, we have employed Life Cycle Assessment (LCA) as a tool to provide a detailed environmental analysis of our products and to help us improve our products. This tool will also help us take into account the benefits of using recycled fiber as well as the potential inefficiencies and negative environmental impacts that may be associated with the collection, transportation and processing of recycled fiber. International Paper optimizes its reliance on this renewable resource for the benefit of the Company, our customers, our shareowners and society.

5.

The Company supports Sustainability. In keeping with the Company’s commitment to forest stewardship and continuous improvement, the sustainability efforts are led by a Company vice president who is responsible for developing and implementing policies that support our sustainability objectives, and for marshalling the resources and expertise of our business and staff leaders globally. Our sustainability policy is directed by a Council comprised of senior business and staff leaders. The Council focuses attention on the many issues surrounding sustainable wood fiber procurement, air and water quality, habitat conservation, product life-cycle analysis, and other natural resource issues as they pertain to the needs of our customers. It builds upon our more than 30 years of work on the Company’s sustainability initiatives and innovative partnerships with conservation groups, such as Environmental Defense, the Conservation Fund, the Nature Conservancy, National Audubon Society and NatureServe.

For all of these reasons, the reports requested in the shareowner proposal are duplicative, unnecessary, and a waste of shareowner assets.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

Our Board of Directors

Class I Directors – Term Expiring in 2010

David J. Bronczek, 54, president and chief executive officer of FedEx Express, since February 2000. Mr. Bronczek started with FedEx in 1976 and has served as executive vice president and chief operating officer of FedEx Express. Mr. Bronczek serves on the boards of Memphis Tomorrow, the National Safe Kids Campaign, the International Air Transport Association, the National Board of Directors for United Way, the Board of Visitors for the University of Memphis, and the Honors Advisory Board for the University of North Carolina at Chapel Hill. Director since October 9, 2006.

Martha F. Brooks, 49, president and chief operating officer of Novelis Inc., an aluminum rolling and recycling company, since January 2005, when the company was spun off from Alcan Inc. Ms. Brooks served as president and chief executive officer of Alcan Rolled Products Americas and Asia, senior vice president of Alcan Inc. and president of Alcan Aluminum Corporation from August 2002 to December 2004. In addition, she was vice president of Cummins Inc. from May 1996 to June 2002. Ms. Brooks serves on the boards of Manufacturers Alliance/MAPI, Hathaway Brown School, Yale – China Association, and Keep America Beautiful, Inc. Director since December 9, 2003.

Lynn Laverty Elsenhans, 52, chairman, chief executive officer and president, Sunoco, Inc., manufacturer and marketer of petrochemical products. Ms. Elsenhans is also chairman of the board and director of Sunoco Partners, LLC, the general partner of Sunoco Logistics Partners, LP. Sunoco Logistics engages in the transport, terminalling and storage of refined products and crude oil. Ms. Elsenhans previously served as executive vice president, global manufacturing, Shell Downstream Inc., a subsidiary of Royal Dutch Shell plc, from January 2005 until July 2008. She served concurrently as president of Shell Oil Company and chief executive officer of Shell Oil Products U.S. from 2003 until 2005. Ms. Elsenhans is a trustee of Rice University and First Tee, an overseer for the Jones Graduate School of Management at Rice, and serves on the board of the Texas Medical Center. Director since March 15, 2007.

John L. Townsend, III, 53, private investor and outside member of the Riverstone Group, a private investment fund. Mr. Townsend also serves as senior advisor to Stone Point Capital, a private investment fund that manages the Trident Funds. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of Belk, Inc., a department store retailer, and Castle Point Capital, an asset manager sponsored by the Trident Funds. Director since March 13, 2006.

Class II Directors – Term Expiring in 2011

Samir G. Gibara, 69, retired chairman of the board and chief executive officer of The Goodyear Tire & Rubber Company. Mr. Gibara served as chairman and chief executive officer from 1996 to his retirement in 2002 and remained as non-executive chairman until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts prior to being elected president and chief operating officer in 1995. Mr. Gibara served as a director of Dana Corporation through early 2008, and was elected to the board of W&T Offshore Inc. in May 2008. He serves on the Board of Dean’s Advisors of the Harvard Business School and as a trustee of the University of Akron Foundation. Director since March 9, 1999.

John F. Turner, 67, former Assistant Secretary of State for Oceans and International and Scientific Affairs from November 11, 2001 to July 8, 2005. He received the Department of State’s Distinguished Honor Award from Secretary of State Colin Powell in January 2005. Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of The Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming State Legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner is director of American Electrical Power, Inc., Peabody Energy Company, Ashland Inc., and The Bank of Jackson Hole. He is a visiting professor at the University of Wyoming in the School of Environment & Natural Resources and is a managing partner in a family business, The Triangle X Ranch, in Wyoming. Director since July 11, 2005.

Alberto Weisser, 53, chairman and chief executive officer of Bunge Limited, a global food, commodity and agribusiness company, since 1999. Mr. Weisser served as Bunge’s chief financial officer from 1993 to 1999. Mr. Weisser is a member of the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Director since January 1, 2006.

Class III and New Directors Standing for Election – Term Expiring in 2010

The following four directors are nominated for election at the 2009 Annual Meeting. Each of these directors is standing for election to serve a term that will expire in 2010.

John V. Faraci, 59, chairman and chief executive officer of International Paper, since November 2003. Earlier in 2003, he was elected president of International Paper, and he previously served as executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president – finance and chief financial officer. From 1995 to 1999, he was chief executive officer and managing director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand. Mr. Faraci is a member of the board of directors of United Technologies Corporation. He also serves on the boards of the Grand Teton National Park Foundation and the National Park Foundation. He is a trustee of Denison University and a member of the Citigroup International Advisory Board. Director since February 11, 2003.

Stacey J. Mobley, 63, senior counsel, Dickstein Shapiro LLP, a multi-service law firm. Mr. Mobley retired as senior vice president, chief administrative officer and general counsel of DuPont, a global science company, and a member of DuPont’s Office of the Chief Executive. Mr. Mobley was with DuPont for 35 years and had senior management responsibility for legal and governmental affairs. Mr. Mobley is a director of Wilmington Trust Company, a financial services company, and Nuclear Electric Insurance Ltd. Mr. Mobley also serves on the board of trustees of Howard University. Director since July 7, 2008.

William G. Walter, 63, chairman, president and chief executive officer of FMC Corporation, an agriculture, specialty and industrial chemical company, since 2001. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of directors of the American Chemistry Council, the National Association of Manufacturers, and New York Life Insurance Company. He is also a member of the Business Roundtable. Director since January 1, 2005.

J. Steven Whisler, 54, retired as chairman and chief executive officer of Phelps Dodge Corporation upon its merger with Freeport Copper and Gold, Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from November 2003 until March 2007. He was chairman, president and chief executive officer of Phelps Dodge Corporation from May 2000 until November 2003. Mr. Whisler is a director of Burlington Northern Santa Fe Corporation, the U.S. Airways Group, Inc., the Brunswick Corporation, and Aleris International. He is also a director of the National Cowboy and Western Heritage Museum December 11, 2007.

Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our compensation program should:

—	Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group, or CCG, listed on page 43 of this proxy statement;

—	Align the interests of our directors with the interests of our executives and shareowners;

—	Attract and retain top director talent;

—	Focus on stewardship; and

—	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board.

Stock Ownership Requirements

Our directors are required to own a significant equity stake in the Company of at least 10,000 shares of common stock or restricted stock units. Directors have until March 2011, or, in the case of newly elected directors, five years from the date of their election, to meet the ownership requirement. We believe this helps align the interests of our directors with the interests of our shareowners. As of December 31, 2008, all directors required to meet the ownership levels held the requisite number of shares.

Elements of Our Director Compensation Program

For 2008, compensation for our non-employee directors consists of:

—	An annual retainer fee that is a mix of cash and equity;

—	Committee chair fees and an Audit and Finance Committee member fee, if applicable;

—	Life, business travel accident, and liability insurance; and

—	Matching contributions by the Company on the director’s behalf to educational institutions up to $5,000 per year (discontinued effective January 1, 2009).

We evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. Our practice is to target our director compensation at the median of our CCG so that we can effectively compete for top director talent.

We did not increase the fees paid to our directors in 2008. The 2008-2009 director fees are shown in the table below.

Annual Compensation

The annual retainer fees for the May 2008 – April 2009 performance year are shown below. A director’s annual compensation is $200,000, 40 percent of which is paid as a cash retainer fee and 60 percent of which is paid as an equity retainer fee.

Non-employee directors may elect to convert all or one-half of their $80,000 cash retainer fee into shares of restricted stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of restricted stock. For 2008, seven of our directors elected to receive stock in lieu of all or one-half of their cash retainer fee and received the applicable premium.

Non-employee directors may elect to defer receipt of restricted stock until January of the calendar year following retirement. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. For 2008, seven of our directors elected to defer payment of all or a portion of their equity compensation until retirement.

Elections with regard to form of payment and deferrals are made in December of each year for the upcoming May – April performance year.

We use the closing market price of the Company’s common stock on the day preceding our Annual Meeting in May to award the equivalent number of shares for the $120,000 equity retainer and restricted stock elected by our directors in lieu of their cash retainer fee. RSUs are valued as of December 31 of the year of the director’s retirement.

In addition, each committee chair receives a fee for his or her service as a chairperson. For 2008, Mr. McHenry, Mr. Townsend, Mr. Turner and Mr. Walter each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2008, Ms. Elsenhans, Mr. Gibara, Mr. Walter and Mr. Weisser received an Audit and Finance Committee member fee.

Board & Committee Fees

Type of Fee	2008-2009 Fee Amount

Board Fees
Cash Retainer	$80,000

Equity Retainer	$120,000

Committee Fees
Audit and Finance Committee Chair	$25,000

Audit and Finance Committee Member	$10,000

Management Development and Compensation Committee Chair	$15,000

Governance Committee Chair	$15,000

Public Policy and Environment Chair	$10,000

Annual Matching Gift Program

In 2008, the Company offered our directors a matching gift program for donations to educational institutions. This program was also available to our employees. Under this program, we matched our employees’ and directors’ charitable gifts to eligible educational institutions up to $5,000 per year per person. This program has been discontinued effective January 1, 2009.

Directors’ Charitable Award Program

Directors who joined our Board on or before July 1, 2007, are eligible to participate in our charitable award program. Under this program, the Company will make a charitable donation in the aggregate amount of $1 million in the director’s name in 10 equal annual installments following the director’s death to the eligible colleges or universities selected by the director. This program was closed to new participants effective July 1, 2007.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on business for us.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $4.9 million. The primary underwriters of coverage, which was renewed in 2008 and extends to June 15, 2009, are XL Specialty Insurance Company and Federal Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe that our director compensation program effectively rewards our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown below.

Our Director Pay Principles	Our 2008 Director Pay Policies and Practices

☑ Target compensation at median of CCG	— 2008-2009 compensation remained in line with general market practice — Maintained mix of cash and equity that is in line with CCG

☑ Align the interests of our directors with the interests of our executives and shareowners	— Paid 60 percent of compensation in the form of equity so that directors, like shareowners, have a personal stake in the Company’s financial performance

☑ Attract and retain top director talent	— Compensated directors competitively, based on a cross-section of similar companies (CCG)

☑ Focus on stewardship	— Continued to pay annual retainer rather than per-meeting fees

☑ Maintain flexibility to meet the needs of a diverse group of directors	— Continued to allow directors to choose between cash and equity and elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2008 compensation for non-employee directors. This table shows fiscal year 2008 compensation based on the Securities and Exchange Commission’s compensation disclosure requirements. Since we pay our directors on a May – April performance year, the amounts in the table below show differences among directors because (i) each director makes individual elections to receive his or her fees in cash and/or equity; (ii) each director makes individual elections to defer compensation; (iii) certain directors receive committee chair fees and/or member fees; and (iv) directors may join our Board on different dates, so their compensation is prorated for the year.

The value of equity awards in the “Stock Awards” column is based on Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), as required by the Securities and Exchange Commission. As a result, this value may include amounts from awards granted in and prior to 2008 and not the amount received by the director in 2008.

2008 Non-Employee Director Compensation

Name of Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
David J. Bronczek	—	185,951	23,268	209,219
Martha F. Brooks	—	89,566	36,572	126,138
Lynn Laverty Elsenhans	—	93,400	28,047	121,447
Samir G. Gibara	90,000	50,406	30,804	171,210
Donald F. McHenry (retired 12/31/08)	95,000	50,406	41,248	186,654
Stacey J. Mobley	20,000	83,994	1,507	105,501
John L. Townsend, III	105,000	124,699	24,365	254,064
John F. Turner	90,000	124,699	21,341	236,040
William G. Walter	—	99,150	29,809	128,959
Alberto Weisser	—	174,895	25,186	200,081
J. Steven Whisler	—	90,640	5,325	95,965

(1) As described above, certain directors who have elected to receive shares of restricted stock in lieu of cash show no cash compensation during 2008.

(2) The value of stock awards shown in the “Stock Awards” column is based on SFAS No. 123(R) as required by the Securities and Exchange Commission.

Directors who elect to defer their restricted stock until death, disability or retirement receive RSUs. RSUs are accounted for as liability awards rather than equity awards. For 2008, the grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on May 9, 2008, which is the day prior to the effective date of the grant, and were as follows: $120,011 for Mr. Bronczek, Mr. Townsend and Mr. Turner, and $216,010 for Mr. Weisser, each of whom received shares of restricted stock rather than RSUs. The grant date fair value of restricted stock received by Mr. Weisser on June 1, 2008, for his service on our Audit and Finance Committee was $9,990. Mr. Mobley’s grant was made upon his appointment to the Board in July 2008, with a grant date fair value of $139,990. All other directors selected RSUs, which are valued at the closing price of the Company’s stock on December 31, 2008.

Restrictions on shares awarded to our directors under our current compensation plan lapse one year from issuance, and then are freely transferable, subject to our director stock ownership requirement and securities regulations. As of January 1, 2009, only Mr. Gibara holds shares of Company stock that were awarded under our previous compensation plan. Mr. Gibara may not sell shares awarded under that plan until retirement, disability or death. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability.

The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2008, for each non-employee director.

Aggregate Number of Unvested Shares or Units Outstanding as of December 31, 2008

Name of Director	Aggregate Number of Unvested Shares or Units Outstanding (#)
David J. Bronczek	8,511
Martha F. Brooks	32,609
Lynn Laverty Elsenhans	16,713
Samir G. Gibara	24,239
Donald F. McHenry (retired 12/31/08)	—
Stacey J. Mobley	6,244
John L. Townsend, III	4,648
John F. Turner	4,648
William G. Walter	29,648
Alberto Weisser	22,590
J. Steven Whisler	11,447

(3) A breakdown of the amounts shown in the “All Other Compensation” column for 2008 for each non-employee director is set forth in the following table:

2008 All Other Compensation

Name of Director	Company Matching Gifts ($) (a)	Annual Expense of Charitable Award Program (closed) ($) (b)	Dividends Earned ($) (c)	TOTAL ($) (d)
David J. Bronczek	—	14,999	8,269	23,268
Martha F. Brooks	5,000	14,999	16,573	36,572
Lynn Laverty Elsenhans	5,000	14,999	8,048	28,047
Samir G. Gibara	5,000	14,999	10,805	30,804
Donald F. McHenry (retired 12/31/08)	4,500	14,999	21,749	41,248
Stacey J. Mobley	—	—	1,507	1,507
John L. Townsend, III	5,000	14,999	4,366	24,365
John F. Turner	—	14,999	6,342	21,341
William G. Walter	—	14,999	14,810	29,809
Alberto Weisser	—	14,999	10,187	25,186
J. Steven Whisler	—	—	5,325	5,325

(a) Under the Company’s matching gifts program, contributions in 2008 by Ms. Brooks, Ms. Elsenhans, Mr. Gibara and Mr. Townsend were matched by the Company up to a maximum amount of $5,000. The Company matched one-half of Mr. McHenry’s 2008 gift in 2009. This program was discontinued for new gifts effective January 1, 2009.

(b) With regard to the annual expense of our charitable award program, we determine the total annual expense to the Company by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of six percent. For directors who served in 2008, the Company incurred a non-cash expense of $149,993 that was allocated ratably to those directors eligible to participate in the program based on the number of months each served. Non-employee directors vest in the program upon the earliest of (i) serving on our Board for at least 10 years, (ii) retiring from our Board at the mandatory retirement age, or (iii) in the event of disability or death. Directors derive no financial benefit from our charitable award program. We finance the program in part through life insurance policies, of which we are the beneficiary. We expect to receive an income tax deduction when we make the designated charitable awards.

(c) Directors earn dividends on their shares of restricted stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is paid. The amount shown represents the value of dividends earned, whether in cash or in stock. Directors who have accumulated a greater number of shares or RSUs will earn a greater number of dividends.

(d) The total column represents the sum of columns (a) through (c), and is shown in column (3) of the 2008 Director Compensation Table, above. The amount shown does not include the de minimis cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy.

Information About Our Corporate Governance

Our Commitment to Sound Corporate Governance Principles

We believe that good corporate governance is critical to achieving business success. Our Board has adopted Corporate Governance Principles that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Principles and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area.

Our Corporate Governance Principles and our Board committee charters are published on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. This section of our Web site contains all of our corporate governance materials. A paper copy of these materials is available at no cost upon written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Our Code of Business Ethics

Our Board has adopted a Code of Business Ethics that applies to our directors, officers and all employees to ensure that we conduct business in a legal and ethical manner. Our revised Code of Business Ethics (Third Edition), which became effective on January 31, 2008, can be found on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page and then on the “Ethics and Business Practice” link. This updated Code of Business Ethics reflects the increasingly global nature of our business and addresses many global compliance issues. A paper copy is available at no cost upon written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

Our Office of Ethics and Business Practice is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the office in person, via mail, e-mail, facsimile or telephone. Our Code of Business Ethics explains that there are multiple channels for an employee to report a concern, including to his or her manager, assigned human resource professional or legal counsel, or to our internal audit department.

Our Helpline is available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, anonymous or otherwise. Helpline contact information can be found on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page, then on the “Ethics and Business Practice” link, then under “How to Contact Us” on the left scroll-down menu.

All Helpline contacts are provided to the Office of Ethics and Business Practice for further action and, if possible, for a response to the person making the contact. Any report to any one of our multiple channels for reporting concerns that raises a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to the Office of Ethics and Business Practice, which is then responsible for reporting such matters, unfiltered, to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Our Board of Directors

Our certificate of incorporation permits the size of our Board to be anywhere from nine to 18 members. Currently, the size of our Board is 11. During 2008, Mr. Stacey J. Mobley was elected to our Board, and Mr. Donald F. McHenry retired effective December 31, 2008.

Our Independent Directors:

David J. Bronczek

Martha F. Brooks

Lynn Laverty Elsenhans

Samir G. Gibara

Stacey J. Mobley

John L. Townsend, III

John F. Turner

William G. Walter

Alberto Weisser

J. Steven Whisler

Director Qualification Criteria and Independence Standards

In March 2007, our Board adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for election at each annual meeting, as well as to evaluate director-candidates. The Director Qualification Criteria and Independence Standards may be found on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. As noted in our policy, neither the Governance Committee nor the Board has any specific minimum qualifications expected of qualified directors, although we do expect candidates to have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. We discuss below some of the more important additional considerations that qualify our directors for service on our Board.

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined that all of our non-employee directors are independent. We have one employee-director, our chairman, Mr. Faraci, who is not independent.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and Ms. Smith. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards.

Under Securities and Exchange Commission rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the following relationships. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired any of our director’s independence.

—

The employment of our directors with the following employers with whom we do business: Mr. Bronczek at FedEx Express, a subsidiary of Federal Express; Ms. Brooks at Novelis Inc.; Ms. Elsenhans at Sunoco, Inc.; Mr. Walter at FMC Corporation; and Mr. Weisser at Bunge Limited. The Governance Committee determined that the commercial relationships between International Paper and these companies were not material under our categorical independence standards.

—	The service by Mr. Weisser on the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Rabobank Nederland is an entity to which International Paper is indebted.

Mr. Weisser does not serve as an executive officer of Rabobank Nederland, nor did he receive compensation from Rabobank Nederland.

—	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

Further, the Governance Committee recommended, and our Board determined, that all of our non-employee directors meet the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee, and the Governance Committee.

Board of Directors’ Policies and Practices

Resignation Policies

We have two policies relating to director resignation. The first applies when a director has a substantial change in his or her principal occupation, and the second applies in relation to a director who does not receive a majority of shares voted in favor of his or her election. We describe each policy below.

First, if a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation. In 2008, we had one director tender her resignation in accordance with this policy. In particular, upon being named chief executive officer of Sunoco, Inc., Ms. Lynn Laverty Elsenhans tendered her resignation for consideration by the Governance Committee. The Governance Committee considered Ms. Elsenhans’ change in principal occupation under the Company’s Director Qualification Criteria and Independence Standards at its October 2008 meeting, and concluded that she continues to meet our independence and qualification standards. Accordingly, the Governance Committee recommended, and the Board agreed, that Ms. Elsenhans’ tendered resignation should not be accepted.

Second, our Restated Certificate of Incorporation was amended in 2008 to provide for majority voting of directors in non-contested elections. Pursuant to our By-Laws, any director nominee who fails to receive the requisite majority of votes “for” his or her election must tender his or her resignation, and the Board, working through the Governance Committee, will determine whether or not to accept the resignation. No directors were required to tender a resignation in 2008 under this policy.

Mandatory Retirement Policy

A director is required to retire from our Board on December 31 of the year in which he or she attains the age of 70 if the director was elected or appointed to the Board for the first time after July 13, 1999, or December 31 of the year in which the director attains the age of 72 for directors appointed prior to that date. Mr. Donald F. McHenry, who served on our Board since 1981, retired under this policy on December 31, 2008. One of our current directors, Mr. Gibara, must retire at age 72, and all other directors must retire at age 70.

Orientation and Continuing Education

Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants. New directors visit several of our facilities and meet with employees. Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts. Directors are also offered the opportunity to attend director education programs provided by third parties. On a regular basis, our Board visits a facility or significant operation and, at each Board meeting, meets informally with members of senior management.

Board, Committee and Annual Meeting Attendance

The Board met 10 times during 2008, with an average attendance rate of 96 percent. Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served. As provided in our Corporate Governance Principles, all those who were directors at the time of the 2008 Annual Meeting were in attendance at the 2008 Annual Meeting.

Executive Sessions of Non-Management Directors

Independent directors of our Board meet in regularly scheduled executive sessions without management present following our regularly scheduled Board meetings. In 2008, executive sessions were held after every regularly scheduled Board meeting, other than one telephonic meeting. The chair of the Governance Committee is the presiding director, and he chairs these executive sessions. The duties of the presiding director include:

—	Leading both the annual performance assessment of the chief executive officer and the annual Board and Committee self-assessment, described below;

—	Ensuring that the Board holds executive sessions;

—	Overseeing and managing how the Company provides information to the Board, including establishing and assessing communication channels, and the timeliness and quality of information received; and

—	Regularly reviewing and assessing the Company’s Corporate Governance Principles.

Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

Annual Board and Committee Self-Assessment

In accordance with a procedure established by the Governance Committee, our Board conducts an annual self-assessment of its own and its committees’ performance. The assessment is based on confidential, individual interviews with each independent director, conducted by Ms. Smith.

Separately, an assessment of individual board members is conducted by the Governance Committee and the chairman of the Board prior to his or her nomination for election by shareowners, in accordance with the director qualification criteria discussed above.

Our Board Committees

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are four standing committees and one executive committee. Our four standing committees are: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee charter. Committee charters may be found on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. Paper copies are available at no cost by written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

Committee Assignments

Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the full Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee

Meetings. Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. The Governance Committee chair also serves as the presiding director for all non-management sessions of the Board, as described above.

Responsibilities. The Governance Committee is responsible for identifying and recommending individuals qualified to become Board members. The committee is also responsible for ongoing monitoring and oversight of our governance practices, including the Company’s Corporate Governance Principles, and reviewing conflicts of interest, including related person transactions under our Related Person Transaction Policy. The committee is also responsible for recommending non-employee director compensation, and for assisting the Board in its annual self-assessment.

Governance Committee

Current Members

J. Steven Whisler

(Chair)

David J. Bronczek

Stacey J. Mobley

John L. Townsend, III

John F. Turner

Five Meetings in 2008

Meeting Attendance

Rate

100 percent

All Members are Independent

Director Nomination Procedures. During 2008, there have been no changes to the procedures by which shareowners may recommend Board nominees. The committee did not receive any recommended nominees from a shareowner or group of shareowners that beneficially own more than 5 percent of our common stock.

Our Board applies the same criteria in evaluating candidates nominated by shareowners as well as in evaluating those recommended by other sources. The committee historically has engaged Egon Zehnder International, a business leadership recruiting firm, to identify potential director-candidates to the Board. Through this recruiting firm’s efforts, new director nominee Mr. Stacey J. Mobley was identified as a potential Board candidate.

Audit and Finance Committee

Meetings. Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. On a regular basis, the committee holds an executive session without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of our chief financial officer, Mr. Tim Nicholls, our senior vice president, general counsel and corporate secretary, Ms. Smith, and our vice president, internal audit, Ms. Terri L. Herrington.

Responsibilities. The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures and overseeing the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The committee is also responsible for monitoring the use and development of our financial resources, assessing the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management, and such other matters as directed by our Board or the committee’s charter.

Audit and Finance Committee

Current Members

John L. Townsend, III (Chair)

Lynn Laverty Elsenhans

Samir G. Gibara

William G. Walter

Alberto Weisser

Eleven Meetings

in 2008

Attendance Rate

87 percent

Each Member is

an “Audit

Committee

Financial Expert”

under the SEC’s Definition

All Members are Independent

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2008.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s Web site at www.internationalpaper.com under the “Our Company” tab at the top and then the “Governance” link on the right. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2008 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU. section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the auditors’ independence.

The Board has determined that the following members of our Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Lynn Laverty Elsenhans, Samir G. Gibara, John L. Townsend, III, William G. Walter, and Alberto Weisser. The Board has determined that each of these audit committee financial experts meets the independence requirements set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Audit and Finance Committee has selected, and the Board of Directors has approved, subject to shareowner ratification, the appointment of the Company’s independent auditors.

Audit and Finance Committee
John L. Townsend, III, Chairman	William G. Walter
Lynn Laverty Elsenhans	Alberto Weisser
Samir G. Gibara

The Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for engaging the Company’s independent registered public accounting firm, and has evaluated the qualifications, performance and independence of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Based on this evaluation, the Audit and Finance Committee has approved and selected, and the Board has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2009.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2008, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2007 and December 31, 2008. The total fees and expenses paid to Deloitte & Touche are as follows (in thousands):

	2007 ($)	2008 ($)
Audit Fees	14,646	13,322
Audit-Related Fees	2,973	1,554
Tax Fees	189	2,623
All Other Fees	10	0
Total Fees	17,818	17,499

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to Ms. Maura A. Smith, or visit us on our Web site, www.internationalpaper.com, under the “Our Company” tab, then the “Governance” link.

Pursuant to rules adopted by the Securities and Exchange Commission, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.

Audit Fees—These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to Securities and Exchange Commission matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audit, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.

Tax Fees—These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.

All Other Fees—These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various engagements that are permissible under applicable laws and regulations, which are primarily related to assistance with, and development of, training materials.

Public Policy and Environment Committee

Current Members

John F. Turner (Chair)

David J. Bronczek

Martha F. Brooks

Lynn Laverty Elsenhans

Stacey J. Mobley

Four Meetings in 2008

Attendance Rate

100 percent

All Members are Independent

Executive Committee

Current Members

John V. Faraci (Chair)

John L. Townsend, III

John F. Turner

William G. Walter

J. Steven Whisler

No Meetings in 2008

Management Development and Compensation Committee

Current Members

William G. Walter (Chair)

Martha F. Brooks

Samir G. Gibara

Alberto Weisser

J. Steven Whisler

Five Meetings in 2008

Attendance Rate

92 percent

All Members are Independent

Public Policy and Environment Committee

Meetings. Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior management, who regularly attend the meetings.

Responsibilities. The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies, as well as environmental policies to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with its legal and regulatory obligations, including the Code of Ethics, and charitable and political contributions.

Executive Committee

The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The chairman of our Board and the chair of each Board committee is a member of the Executive Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee assists our Board in discharging its responsibilities relating to overseeing our overall compensation programs and determining compensation of our senior vice presidents and above, other than the chief executive officer whose compensation must be approved by our Board. The committee is also responsible for discussing with our management the Compensation Discussion and Analysis that is prepared as part of this proxy statement and for recommending that it be included in our proxy statement. The committee has general responsibility for ensuring that we have in place policies and programs for the development of senior management and senior management succession. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior vice presidents and above.

Meetings. Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior management, who regularly attend the meetings. An executive session without management present is held at each meeting.

The committee’s independent consultant, James F. Reda & Associates, LLC (“James F. Reda”), also regularly attends meetings and, from time to time, the Company’s compensation consultant, Towers Perrin, may attend.

Role of Independent Consultants. The committee has authority to retain and approve fees and other terms of engagement for consultants to assist in the evaluation of the compensation for senior vice presidents and above. The committee has sole authority to terminate the committee’s consultant. The performance of, and fees paid to, the consultant are reviewed annually by the committee. The committee has retained

James F. Reda as the independent consultant to the committee since early 2004. The consultant reports directly to the committee, and does not provide services to management of the Company. The consultant is expected to achieve the following objectives:

—	Attend meetings of the Management Development and Compensation Committee as requested;

—	Acquire adequate knowledge and understanding of our compensation philosophy and rewards programs;

—	Provide advice on the direction and design of our executive compensation programs;

—	Provide insight into the general direction of executive compensation within Fortune 100 companies; and

—	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring that both parties are aware and knowledgeable of ongoing issues.

Role of Executive Officers and Management in Compensation Decisions. The committee works closely with Mr. Faraci, who makes recommendations concerning the strategic direction of our compensation programs. Mr. Faraci is assisted by our senior vice president, human resources and communications, who is responsible for program design, and by our senior vice president, general counsel and corporate secretary, who provides legal advice.

Each year, the chief executive officer provides an annual performance assessment and compensation recommendation to the committee for each senior vice president and above. Following a review of these recommendations, the committee either approves or modifies the compensation recommendation as they deem appropriate. The compensation of the chief executive officer is recommended by the committee for approval by the independent members of the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by us under Item 404 of Regulation S-K of the Exchange Act. Please refer to “Transactions with Related Persons,” below, for additional information. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the Securities and Exchange Commission’s rules (specifically, any transaction involving us in which (i) the amount involved exceeded $120,000 and (ii) a related person had a direct or indirect material interest). A copy of our procedures may be found on our Web site, www.internationalpaper.com, under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right.

Related Person Transaction Review Procedures. Related person transactions are approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We will disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the general counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The general counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, then the general counsel notifies the chief executive officer and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Related Person Transactions in 2008. We had no related person transactions in 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, certain officers, and persons who own more than 10 percent of our common stock to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5 with the Securities and Exchange Commission. Based solely on our review of copies of these forms, we believe that all officers, directors, and persons who own more than 10 percent of our common stock complied with the filing requirements applicable to them for the fiscal year ended December 31, 2008, except as follows: (i) due to a coding error on the part of our third party administrator for the Deferred Compensation Savings Plan, contributions to the Company Stock Fund for Mr. Tom Gestrich, senior vice president, were reported late as follows: the September 5, 2008, contribution was reported on September 12, 2008; the November 7, 2008, contribution was reported on November 12, 2008, and the December 4, 2008, contribution was reported on December 9, 2008; (ii) the Form 3 for Mr. Mark Sutton, senior vice president, filed on June 1, 2007, was amended on February 13, 2008, to report an additional 8,814 shares beneficially owned that were unintentionally omitted from the initial filing; and (iii) as a result of a broker-initiated transaction on behalf of the spouse of Mr. John Balboni, senior vice president, without prior communication to him or the Company, the sale of 1,332 shares beneficially owned by Mr. Balboni on June 19, 2008, was reported on July 15, 2008.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the compensation practices at International Paper (the “Company”), including the compensation earned during 2008 by our named executive officers. Throughout this section, we refer to our senior vice presidents (“SVPs”), executive vice president (“EVP”) and chief executive officer (“CEO”) as our “executive officers.” We refer to the following five individuals as our named executive officers or “NEOs:”

—	John V. Faraci, Chairman and CEO;

—	Tim S. Nicholls, SVP and Chief Financial Officer (“CFO”);

—	Newland A. Lesko, EVP, Manufacturing and Technology (retired December 31, 2008);

—	H. Wayne Brafford, SVP, Printing and Communications Papers; and

—	Carol L. Roberts, SVP, Industrial Packaging.

Compensation Philosophy and Objectives

Our compensation programs are built around two primary objectives:

—	Pay-for-performance: to reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure a profitable future; and

—	Pay at risk: to place greater emphasis on variable compensation, rather than fixed compensation to align our executive officers’ interests with our shareowners’ interests.

Additionally, our compensation programs are designed to attract and retain superior employees. This enables the Company to compete effectively and create lasting shareowner value.

In 2008, our pay-for-performance philosophy was challenged by difficult market conditions. International Paper delivered solid operating results in the first nine months of 2008, and free cash flow (cash flow from operations after capital expenditures) was an all-time record of $1.7 billion in 2008. However, the fourth quarter economic slowdown and a weakness in global financial markets caused our full-year results to be lower than would have been anticipated based on the strength of the first three quarters of 2008. During the fourth quarter, significant demand declines caused the Company to take unprecedented lack of order downtime and we accelerated our previously initiated efforts to reduce our overhead expenses.

The market price of our common stock declined in 2008 along with stock markets in general. The following two tables show the value of our long-term equity incentive awards granted as compared to the value paid. For example, the highlighted rows show the value of the target award granted to the CEO in 2006, which was $7,024,490, and the value of this award at payout in January 2009, which was $2,216,072. All participants in our long-term equity incentive plan, including the NEOs, have experienced similar declines in compensation. We have not made any adjustments in other compensation or paid discretionary bonuses to offset these declines.

Additionally, these tables show the impact of the decision not to increase target equity award levels in 2009 to offset the decline in our stock price. The Company’s continued focus on our pay-for-performance philosophy is further discussed throughout this CD&A.

Summary of PSP Grants to CEO

PSP Award	Granted	Target Award	Price at Grant	Value at Grant Date
2006 – 2008	January 2006	209,000	$33.61	$7,024,490
2007 – 2009	January 2007	209,000	$34.10	$7,126,900
2008 – 2010	January 2008	209,000	$32.38	$6,767,420
2009 – 2011	January 2009	209,000	$11.80	$2,466,200

Summary of PSP Payouts to CEO

PSP Award	Payment Date	Shares Granted	Performance Achieved	Shares Paid (including Dividends)	Share Price at Payout	Total Payout
2004 – 2006	February 2007	220,000	91.1%	217,408	$36.27	$7,885,388
2005 – 2007	February 2008	209,000	121.0%	275,714	$31.84	$8,778,734
2006 – 2008	February 2009	209,000	119.6%	277,009	$8.00	$2,216,072

How We Design Our Executive Compensation Programs

Our Board of Directors has ultimate responsibility for approving our compensation programs. The Management Development and Compensation Committee of the Board (“Committee”) assists the Board in fulfilling its responsibilities.

2008 Compensation Mix. The Committee believes that a combination of short-term and long-term incentive compensation, and base salary, supports our objectives. The long-term nature of our equity awards, combined with our share ownership guidelines (described on page 55), aligns the interests of our executive officers with our shareowners and promotes retention of our executive officers.

The significance we place on at-risk, performance-based compensation is illustrated in the graphs that follow. The mix of targeted total direct compensation (2008 targets for both salary and short-term incentive compensation and 2006-2008 target for long-term incentive compensation) for each NEO is shown in the first column titled “Target.” The second column titled “Actual” shows 2008 actual compensation paid to the NEOs (base salary and short-term incentive compensation earned in 2008, which is shown in our Summary Compensation Table on page 59, and 2006-2008 long-term incentive compensation valued as of the date of payout in February 2009) as compared to targeted compensation for each of these elements.

The graphs demonstrate our belief that, as executive officers achieve higher levels of responsibility, a greater percentage of pay should be at-risk, with base salary representing a lower percentage of total direct compensation as position levels increase.

2008 Targeted Total Direct Compensation versus 2008 Actual Compensation

Benchmarking. The Committee benchmarks our programs against certain companies to assure that our programs are competitive. The Committee, in consultation with the Committee’s independent consultant, James F. Reda & Associates, approves these other companies, which are referred to as our Compensation Comparator Group (“CCG”). Selection of our CCG is based on the following criteria:

—	Annual revenue;

—	Geographic presence;

—	Business complexity;

—	Draw executive talent from similar labor markets; and

—	Publicly traded.

International Paper’s revenue approximates the median revenue of the CCG. Our 2008 CCG is shown below.

2008 Compensation Comparator Group

—	3M Company
—	Alcoa Inc.
—	Bunge Limited
—	Caterpillar Inc.
—	Dow Chemical Company
—	E.I. DuPont de Nemours
—	Emerson Electric Company
—	FedEx Corp.
—	Goodyear Tire & Rubber Co.
—	Hess Corp.
—	Honeywell International Inc.
—	Johnson Controls, Inc.
—	Kimberly-Clark Corp.
—	Lockheed Martin Corp.
—	Occidental Petroleum
—	Schlumberger Limited
—	United States Steel Corp.
—	Weyerhaeuser Company
—	Xerox Corp.

Setting Target Levels of Compensation. Our total direct compensation (base salary, short-term and long-term incentive compensation) levels are targeted at the median level (50th percentile) of our CCG.

We conduct a compensation review comparing the compensation levels of our executive officers to those of our CCG. We utilize the data of the Company’s executive compensation consultant, Towers Perrin, to conduct our review. The review serves as a guide for the Committee in setting compensation levels based on targeted performance. In the review, we establish a value for our long-term incentive awards. Due to the decline in the market price of our common stock in 2008, the Committee chose to value the 2009 long-term incentive compensation based on a three-year average market price for the Company’s common stock, rather than the 30- or 60-day average market price previously used. We believe this is more consistent with the long-term nature of our equity incentive plan.

In our 2008 study, targeted total direct compensation of the NEOs was 15 to 20 percent below the market median, with one NEO at the median level. Our CFO’s targeted total direct compensation was substantially below the market level in our 2008 study, resulting in a salary adjustment, effective January 1, 2009.

Internal Equity Considerations. We do not have an established policy regarding the ratio of total direct compensation of the CEO versus our NEOs. We believe that internal equity is one of many variables that should be taken into consideration when making pay decisions regarding our executive officers. We review each element of an executive’s compensation and the compensation mix to ensure that they are internally consistent based on position level, size of business, if applicable, market practice, and complexity of the job responsibilities. The difference that exists between the CEO’s compensation and our other NEOs is based on the complexity of the CEO’s responsibilities for the global enterprise, including his role in leading the strategy and direction of the Company. We continue to review internal compensation equity as well as market practices to ensure appropriateness of all elements of our program.

How We Assess Performance. Target levels of compensation are simply the starting point. Actual compensation paid is based on individual, business segment and Company performance. Company performance is based on achievement of specific performance goals that align our executive officers’ interests with our shareowners’ interests. For 2008, the performance metrics used to assess Company performance in our incentive compensation plans were:

—	Short-term incentive plan: relative Return on Investment (“ROI”) versus our ROI Peer Group, and absolute improvement in ROI; and

—	Long-term incentive plan: relative ROI versus our ROI Peer Group, and relative Total Shareholder Return (“TSR”) versus our TSR Peer Group.

Please see the explanation on page 46 for more information about our relative and absolute performance metrics.

From time to time, the Committee evaluates the appropriateness of these metrics and the award scales, and may make adjustments as business needs warrant. As discussed under “Compensation Programs in 2009,” the Committee has included a new performance metric for 2009 based on cash flow – a critical metric in our current economic environment – in order to motivate and reward meeting and exceeding free cash flow targets.

Individual performance is measured against pre-established written objectives for each executive. Individual objectives for senior vice presidents and above are developed in conjunction with the CEO. Individual objectives for the CEO are developed in conjunction with the Board. These objectives are high-level goals that demonstrate leadership and are critical to the Company. The 2008 objectives for each of our NEOs are described below.

CEO Compensation

Compensation of our CEO is determined using the same methodology that is utilized for all our executive officers:

—	We establish a target level of compensation using our CCG review; and

—	We pay actual compensation based on achievement against pre-established individual objectives and Company performance.

The CEO’s performance is reviewed semi-annually by the independent members of our Board during mid-year and year-end assessments. The Committee relies on the Board’s performance assessment of the CEO when recommending to the Board his annual incentive award and base salary merit increase, if any. Below are the significant 2008 accomplishments of the CEO considered by the Committee based on his pre-established 2008 objectives.

—	Successful execution of the Company’s Transformation Plan during Year Three, despite difficult economic conditions.

—	Achieving record free cash flow results for the Company in a highly challenged global business environment.

—	Continuing to lead the development and execution of specific Company-wide strategic initiatives.

—	Ensuring continuity of leadership, including succession planning and recruitment of independent directors.

Other NEOs’ Compensation

Individual performance of our executive officers is routinely reviewed throughout the year by the CEO against pre-established objectives. Individual performance is measured against both qualitative and quantifiable objectives. In this way, measurement of individual performance differs from measurement of Company performance.

Based on a year-end assessment, the CEO, in consultation with the SVP, Human Resources and Communications, recommends to the Committee the annual incentive award and base salary merit increase, if any, for each senior executive. Ultimately, it is the Committee’s evaluation of the CEO’s assessment along with competitive market data that determine each executive’s total compensation. Below are the significant 2008 accomplishments considered for each NEO based on their pre-established 2008 objectives:

Tim S. Nicholls, SVP and CFO

—	Successfully securing financing for the acquisition of Weyerhaeuser’s packaging businesses.

—	Leading a Company-wide, systematic cost savings initiative.

—	Demonstrating leadership and strong management during difficult economic conditions, including developing initiatives to ensure liquidity despite tight credit markets.

Newland A. Lesko, EVP, Manufacturing and Technology

—	Delivering operations improvement goals despite high input costs, and achieving supply chain improvement objectives.

—	Deploying technology and manufacturing resources required to effectively support innovation and improved products and processes.

—	Achieving Company-wide improvement in safety.

Wayne Brafford, SVP, Printing and Communications Papers

—	Achieving record earnings in the North American paper business despite reduced demand and higher input costs.

—	Effective oversight of supply chain initiatives, including rollout of new supply chain system, and achieving record improvements in safety.

—	Continued service as chair of the Company’s Global Uncoated Free Sheet Council, which coordinates the global strategic decisions for the Company’s uncoated free sheet business.

Carol L. Roberts, SVP, Industrial Packaging

—	Strong execution of the Weyerhaeuser packaging business acquisition, integration and synergies.

—	Rapid adjustment to changing business conditions, including managing our supply to meet our customers’ demand and maintaining our inventories to protect our margins.

—	Successfully delivered on financial and operational commitments following the 2007 conversion of the Pensacola mill.

ROI PEER GROUP

Domtar Inc.

MeadWestvaco Corp.

M-Real Corp.

Mondi Group

Packaging Corporation of
America

Smurfit Kappa Group
Smurfit-Stone Container Corp.
Stora Enso Corp.

Temple-Inland, Inc.

UPM-Kymmene Corp.

TSR PEER GROUP

Alcoa Inc.

AbitibiBowater Incorporated
Domtar Inc.

Dow Chemical Company

E.I. DuPont de Nemours

MeadWestvaco Corp.

M-Real Corp.

Mondi Group

Norske Skog

Packaging Corporation of
America

S&P 100 Index

S&P Basic Materials Index
Sappi Limited

Smurfit Kappa Group

Smurfit-Stone Container Corp.

Stora Enso Corp.

Svenska Cellulosa
Aktiebolaget (SCA )

Temple-Inland, Inc.

United States Steel Corp.
UPM-Kymmene Corp.
Weyerhaeuser Company

Performance Metrics for Our 2008 Incentive Pay Plans

Our 2008 short-term and long-term incentive programs are designed to reward performance against well-recognized and readily discernable metrics: ROI1 and TSR2. These performance metrics selected by the Committee are intended to drive financial improvement without creating an incentive for our executive officers to take unnecessary and excessive risks that could threaten the value of our Company.

ROI measures a company’s profitability, which is useful information for shareowners who expect to earn a certain return on their investment. ROI is an indicator of a company’s ability to use its assets and resources to generate returns on invested capital. The concept of ROI is well understood within the Company and by our shareowners, and it is also relevant as a common measure of profitability among our industry-specific global competitors.

TSR reflects share price appreciation and dividends paid to show the total return to shareowners. TSR can be used to compare the performance of different companies’ stocks over time. Our relative TSR position or rank reflects how our stock performed during a specific interval in generating returns to our shareowners versus our industry, basic materials peer companies, and two indices.

We recognize that our shareowners have the opportunity to invest in many companies, and that we are competing for investment dollars. As a result, we evaluate our relative performance based on peer groups that include our direct industry global competitors as well as other industrial basic materials companies. Our ROI Peer Group consists of our global industry competitors. All ROI Peer Group members are also included in our TSR Peer Group. Our TSR Peer Group is a broader cross-section of comparable companies, including companies engaged in global manufacturing and capital-intensive industrial businesses, as well as the composite performance of companies included in the S&P 100 Index and the S&P Basic Materials Index.

1 For purposes of the incentive compensation plans discussed here, ROI is calculated as after-tax operating earnings (including both earnings from continuing and discontinued operations up through the date of sale) before the impact of special items, divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. Special items that may be excluded include but are not limited to, gains or losses associated with asset sales, asset impairments, restructuring costs, and other significant out-of-period or “one-off” items. We calculate International Paper’s ROI and our peer companies’ ROI using the same methodology.

2 For purposes of the incentive compensation plans discussed here, TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

Elements of Our Executive Compensation Programs

We will now explain in more detail the elements of and rationale for the total direct compensation paid to our executive officers.

Base Salary

Base salaries represent the only fixed portion of our executive officers’ total direct compensation. Factors considered when setting base salary for our executive officers include:

—	Competitive compensation levels compared to our CCG;

—	Position level and job responsibilities;

—	Individual and, if applicable, business performance; and

—	Reasonableness and fairness when compared to other similar positions of responsibility within the Company.

The Committee reviews base salary merit increases annually in March, with any approved merit increases effective on April 1. In March 2008, the Committee approved base salary merit increases for the executive officers consistent with this practice. However, in light of economic conditions, all of our executive officers declined their base salary merit increases in 2008. Additionally, for fiscal year 2009, management recommended and the Committee approved freezing base salaries at 2008 levels until business conditions improve.

Annual Incentive Plan

Overview

We do not pay guaranteed annual bonuses. Our Management Incentive Plan (“MIP”) is a performance-based annual cash incentive plan available to approximately 3,100 management employees in 2008, including our NEOs. In 2008, this number included approximately 500 additional employees as a result of our acquisition of Weyerhaeuser’s packaging business.

The MIP is designed to motivate and reward employees for achieving performance of annual targets in our most critical short-term goals needed to improve our business performance.

MIP Performance Metrics and Objectives

The 2008 MIP performance metrics and target performance objectives established by the Committee are shown below. In 2008, Company performance was evaluated exclusively on financial results. In prior years, Company performance included non-financial performance metrics, such as employee engagement and workforce diversity. In 2008, those key performance drivers were incorporated into the pre-established individual performance objectives of our executive officers and vice presidents. For all of these officers, Company performance determines 70 percent of each officer’s award, and individual performance determines 30 percent of the award. The CEO may recommend an additional award for superior performance above the officer’s calculated award.

2008 MIP Performance Metrics & Objectives

2008 MIP Performance Metric	Weighted Percentage	Target Performance Objective
ROI rank against ROI Peer Group	60%	Rank of 5 of 11
ROI improvement over prior year	40%	Improve ROI by 0.9 percentage points

In addition, we incorporated into the 2008 MIP a goal based on achieving ROI greater than or equal to 8 percent that, if achieved would add 30 percentage points to the overall award pool, resulting in a maximum MIP payout of 215 percent. This goal was not achieved in 2008. Possible payouts under the 2008 MIP for our NEOs are shown in the Grants of Plan Based Awards Table on page 60.

MIP Award Pool Calculation

Each MIP participant has a target award that is based on market data for the participant’s position level. The target MIP award is expressed as a percentage of the midpoint of the defined salary range for the position level.

The Company’s performance results in relative and absolute ROI are approved by the Committee after year-end results are finalized. The total MIP award pool equals the sum of the target awards, multiplied by the Company’s performance achievement.

The Committee does not have discretion to adjust the award pool upward but may adjust the pool downward. At its February 2009 meeting, the Committee approved the total 2008 MIP award pool of $56,900,000, which was approximately one-third less than the 2007 MIP award pool of $83,700,000.

Long-Term Incentive Plan

Overview

A key element of our compensation program is performance-based equity awards. This program aligns employees’ and shareowners’ interests by providing employees an ownership stake in the Company.

Performance-based restricted stock awards are granted annually under our Performance Share Plan (“PSP”) to approximately 900 eligible employees. In 2009, the number of participants in the PSP will increase by approximately 200 employees as a result of the Weyerhaeuser packaging acquisition.

Eligibility to receive a PSP grant is based on position level and satisfactory performance evaluations. Shares are earned during the three-year performance period based on Company performance as measured by our relative ROI and relative TSR metrics over the applicable performance period.

Annual PSP Grants

The Committee approves PSP grants to all participants, including our executive officers, annually at its December meeting, effective the following January. The grant to the CEO is also approved at that time by the independent members of the Board.

The Committee sets the target awards for executive officers at various levels based on the Company’s compensation review, as discussed on page 43. In October 2008, target award levels for 2009 were determined using the Company’s three-year average stock price of $32.89. However, the Company’s stock price on December 31, 2008, was $11.80. Despite this disparity, the Committee chose not to increase the target number of shares for the 2009 award.

PSP Performance Metrics and Objectives

The 2008-2010 PSP performance metrics and target performance objectives established by the Committee are shown below. For officers, performance is measured on a weighted basis of 50 percent ROI and 50 percent TSR. For all other participants, performance is measured on a weighted basis of 75 percent relative ROI achievement and 25 percent relative TSR achievement.

PSP Performance Metrics & Objectives

2008-2010 PSP Performance Metric	Officers: Weighted Percentage	All Other Employees: Weighted Percentage	Target Performance Objective
ROI rank against ROI Peer Group	50%	75%	Rank of 4 of 11
TSR rank against TSR Peer Group	50%	25%	Rank of 10 of 22

PSP Segmented Awards

The Company’s relative performance achievement is measured using a segmented approach. There are four separate measurement periods within the three-year performance period: three one-year periods and one three-year period. One-quarter of each award is “banked” based on performance achievement approved by the Committee for each segmented measurement period. The “banked” shares, and dividends accrued on those shares, are not paid until the end of the full three-year performance period. Using a segmented approach requires superior performance in all four periods to achieve above target awards. This segmented approach is shown graphically below.

PSP Payout Calculation

Possible payouts under the 2008-2010 PSP range from 0 percent to 200 percent of the target award amount, depending on the Company’s relative rank in ROI and TSR. In addition, we incorporated into the 2008 PSP a goal based on achieving ROI greater than or equal to 8 percent that, if achieved, would add 30 percentage points to the total payout, resulting in a maximum payout of 230 percent. This goal was not achieved in 2008. Possible payouts under the 2008 PSP for our NEOs are shown in the Grants of Plan Based Awards Table on page 60.

At the end of the three-year performance period, the Committee approves the Company’s performance achievement and payment of the PSP awards, including payment to executive officers (except for the CEO whose payment is approved by the Board). PSP awards, plus dividends, if any, are paid in February following the end of the three-year performance period.

Other Long-Term Incentive Programs

Service-based Restricted Stock Awards and Restricted Stock Units

The Committee believes that in certain circumstances it may be appropriate to grant service-based restricted stock awards (“RSAs”) or restricted stock units (“RSUs”) to retain key employees, recruit new employees, or recognize a significant promotion. Service-based awards are used infrequently, and no service-based award has been granted to our NEOs since 2003. RSAs and RSUs typically have a three-to-four year vesting schedule, and are forfeited if the participant terminates prior to vesting, except in the event of death, disability or change in control of the Company.

Discontinued Stock Option Program

We moved away from using stock options in 2004 for officers and for all employees in 2005. Under the plan in effect from 1989 to 2005, stock options were awarded annually or semi-annually by the Committee, with an exercise price equal to the closing price of our common stock on the date immediately preceding the date the grant was approved. Although no new stock options have been granted since 2005, the stock option program allows for reloads, with certain restrictions. Reloads are a benefit in which new stock options are granted each time a participant exercises stock options.

The NEOs and other eligible participants continue to hold previously awarded outstanding stock options as shown on the Outstanding Equity Awards Table. Options remain exercisable for their full 10-year term, unless an employee is terminated or voluntarily leaves (other than in the event of death, disability or retirement eligibility), in which case the options expire immediately or within 90 days of termination, depending upon the year the stock options were granted. There are no holding requirements on stock acquired through the exercise of options.

Discontinued Executive Continuity Award Program

No executive continuity awards have been granted since 2000, and we no longer grant awards under this program. We previously awarded executive continuity awards to encourage continued employment of key executive officers. Our CEO holds the only outstanding executive continuity awards, and the terms of those awards are described in footnote 4 to the Outstanding Equity Awards Table.

Perquisites

The Company offers limited perquisites to our executive officers. In 2008, based on a review of our perquisites, the Committee made the following changes:

—	Tax reimbursements (gross-ups) on perquisites: discontinued beginning January 1, 2008;

—	Payment of country club dues: discontinued beginning January 1, 2008;

—	Executive supplemental life insurance: closed to new participants as of January 1, 2008;

—	Executive financial counseling: discontinued beginning January 1, 2009; and

—	Company matching contributions to tax-exempt educational institutions: discontinued beginning January 1, 2009.

The Board has adopted a resolution that it believes is in the best interest of the Company and our shareowners, which requires the CEO to use Company aircraft for business and personal travel whenever feasible. The CEO does not receive any tax gross-ups on the imputed income for personal use of the aircraft. The Company also provides the CEO with a Company vehicle driven by a security professional; however, the CEO reimburses the Company for the vehicle costs associated with any personal use. The methodology utilized for valuing the cost to the Company of personal use of the aircraft and vehicle is described in footnote 4 to the Summary Compensation Table.

Additional information about the perquisites we provide to our NEOs may be found in footnote 4 to the Summary Compensation Table.

Deferred Compensation

The Company maintains an unfunded, non-qualified Deferred Compensation Savings Plan (“DCSP”) for eligible employees, which permits deferrals up to 85 percent of compensation, including base salary and MIP, beyond the contribution limits set by the Internal Revenue Service (“IRS”) for the 401(k) plan. Deferred amounts are credited with Company matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of compensation, plus 50 percent of contributions up to an additional 4 percent of compensation. Amounts deferred earn returns based on investment options modeled after the investment funds in the Salaried Savings Plan, which is the Company’s tax-qualified 401(k) plan, as elected by the participant. Additional details regarding our DCSP follow the Non-Qualified Deferred Compensation Table on page 68.

Retirement and Health Benefits

The Committee believes that providing attractive retirement and health benefits to the Company’s executive officers and employees helps International Paper remain competitive in the market for top talent. We provide the following retirement benefits to our salaried employees, including the NEOs:

—	Employees hired prior to July 1, 2004: participation in the Retirement Plan and the Pension Restoration Plan.

—	Employees hired on or after July 1, 2004: eligibility for a Company-funded retirement savings account through our 401(k) plan and DCSP.

We offer the Pension Restoration Plan to supplement the Retirement Plan for employees whose compensation is greater than the limits set by the IRS for qualified retirement plans. Absent this plan, certain employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us.

In 2008, in connection with the reduction in the Company’s salaried workforce as a result of the Company’s S&A reduction initiatives, and initiatives resulting from the economic downturn, including partial or total plant closings, we amended the Retirement Plan and Pension Restoration Plan to provide for an enhanced retirement benefit for eligible employees. Eligible employees are those who, as a result of this workforce reduction, are involuntarily terminated during the period of October 31, 2008 through October 30, 2009. Eligible employees must also be active participants in the Retirement Plan on June 30, 2004, and at termination of employment, and retirement eligible or within three years of attaining retirement eligibility at termination of employment. The enhanced retirement benefit provides a credit of three additional years of age and three additional years of service for purposes of determining retirement eligibility and calculating the retirement benefit under the Retirement Plan and the Pension Restoration Plan.

Certain senior executives also have an opportunity to receive their pension under the Unfunded Supplemental Retirement Plan for Senior Managers, or SERP. As of December 31, 2008, there were 20 participants in the SERP, three of whom are vice presidents and were grandfathered into the program, and one participant who has been designated as a participant by the CEO because he joined the Company late in his career. We have offered the SERP since 1983, when it was established to recruit senior and mid-career executives. Following the Committee’s review of the SERP in 2005, the benefit formula was reduced for all new entrants into the program after June 30, 2004. The Committee continues to review the market competitiveness of the formula for new entrants into the SERP.

Prior to 2008, the age and service requirements for vesting in the SERP and the date on which the participant would be eligible to receive his or her benefit payment varied based on the applicable SERP formula. In 2008, the Committee conformed the age and service requirements for all participants. As a result, all participants become vested in the SERP upon reaching age 55 with 5 years of service and, once vested, participants are eligible to receive their SERP benefit following retirement at the earlier of age 55 with 10 years of service or age 65 with five years of service.

Health benefits are offered to all employees. The Company pays a significant portion of the cost of benefits for our employees, although more highly compensated employees pay a greater portion of the cost than employees at lower compensation levels. We do not offer any supplemental health care benefits to our executive officers.

Payments Upon Death or Disability

In the event of disability of an executive officer, the Company provides the following benefits to him or her, which are available to all of our U.S. salaried employees, excluding employees in our distribution business. Upon reaching age 65, the disabled individual is covered under our retirement programs, as described above. Disability benefits we provide are:

—	Long-term disability income benefit equal to 60 percent of base salary;

—	Continuation of medical and life insurance coverage applicable to active employees while disabled; and

—	Continuation of pension benefit accruals.

In the event of the death of an executive officer, the Company provides the same benefits to his or her beneficiary as are available to our U.S. salaried employees, with two additional benefits:

—	Executive supplemental life insurance, which is described under the All Other Compensation Table; and

—	The pension benefit calculated under the SERP, subject to a 50 percent reduction, if the executive officer was vested in the SERP at the time of death.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards, including executive continuity awards, also become vested upon death or disability.

Severance Plan and Board Severance Policy

Salaried Employee Severance Plan

Our executive officers participate in the same Salaried Employee Severance Plan that covers all salaried employees. The applicable formula provides a lump sum amount equal to two weeks’ salary for every year or partial year of service. Participants are required to sign a termination agreement acceptable to the Company in order to receive a severance benefit. The Committee believes that paying severance benefits is appropriate for employees who may be terminated through no fault of their own.

Board Policy on Severance Agreements with Senior Officers

Any severance payment above what is provided under the Salaried Employee Severance Plan is limited by the Board policy adopted in 2005 that applies to severance in the event of an involuntary termination without cause, absent a change in control.

Under this policy, the maximum severance that may be paid is limited to an amount, which, when combined with the severance payments under the Salaried Employee Severance Plan, described above, would not exceed two times the executive’s current (i) base salary plus (ii) target MIP for the year of termination. This does not include other earned benefits that may be payable, such as restricted stock under the PSP or retirement benefits. It also does not include benefits that are available to a larger class of employees, such as post-termination benefits like continuation of medical and dental coverage.

Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Potential Severance Payments to Our NEOs

The following table represents standard severance amounts that would be payable in the event of termination without cause to our NEOs, with the exception of Mr. Lesko, who retired on December 31, 2008. This table assumes that the Board would not approve payment of severance in excess of the Salaried

Employee Severance Plan described above. The amounts shown for certain NEOs include the enhanced retirement program for employees involuntarily terminated from October 31, 2008 through October 30, 2009, which is described on page 51. Mr. Faraci and Mr. Brafford would have been eligible for this pension enhancement because they were retirement eligible on December 31, 2008; Mr. Nicholls and Ms. Roberts would not have been eligible for the enhanced benefit. Mr. Lesko did not receive the enhanced benefit upon his retirement.

This table does not apply to a termination of employment following a change in control or upon retirement.

2008 Potential Severance Payments

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($) (1)	Lump Sum Pension Benefit ($) (2)	TOTAL Benefit at Termination ($) (3)	Accelerated Vesting of Equity ($) (4)	Value of Continued Benefits ($) (5)	Annual Pension Benefit ($) (6)
John Faraci	35	3,659,655	24,601,811	28,261,466	2,833,392	135,537	124,752
Tim Nicholls	18	741,214	—	741,214	370,544	55,921	60,685
Wayne Brafford	34	1,154,584	5,857,004	7,011,588	490,196	59,625	113,569
Carol Roberts	28	1,018,822	—	1,018,822	490,196	60,551	138,305

(1) Amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) special vacation pay, if retirement eligible; and (iii) prorated target MIP award for 2008. We do not gross-up standard severance benefits.

(2) Amounts shown in this column are the lump sum benefit payable under the SERP. This amount includes the enhancement of three additional years of age and three additional years of service for Mr. Faraci and Mr. Brafford, who would have been eligible for this pension enhancement. The methodology used to calculate the lump sum benefit can be found in footnote 1 to the 2008 Potential Payments Upon Retirement Table on page 68.

(3) Amounts shown in this column reflect the sum of columns (1) and (2) immediately payable to the NEO upon termination.

(4) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2008, of the prorated portions of the 2007-2009 PSP and 2008-2010 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2006-2008 PSP award, which has a performance period ending on December 31, 2008, which is not shown here because the vesting is not accelerated.

(5) Amounts shown in this column reflect the cost of (i) six months’ continued medical, dental and Employee Assistance Program coverage and (ii) the value of executive outplacement services based on a percentage of the executive’s salary.

(6) Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable as of December 31, 2008 if eligible on that date; otherwise, at the earliest eligibility age.

Change in Control Agreements

Our Board believes that maintaining change in control agreements is a sound business decision that protects shareowner value prior to and after a change in control, and allows us to recruit and retain top executive talent. Our program is available to our executive officers, as well as vice presidents who were in the program as of February 2008. All of our NEOs are covered by the same form of agreement.

During 2008, the Committee made minor amendments to the form of agreement as follows: (a) changes required to comply with Section 409A of the Internal Revenue Code (“Code”), and (b) revised one element of the definition of “change in control” to make the agreements more difficult to trigger in the event of a stock acquisition.

Benefits are not payable under the agreements unless the officer signs an irrevocable release of any employment-related claims.

Definition of Change in Control

Under the revised definition, a “change in control” of the Company occurs in any of the following scenarios:

—	Acquisition of 30 percent or more of the Company’s stock (increased from 20 percent under the prior agreements);

—

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

—	Merger or similar business combination;

—	Sale of substantially all of the Company’s assets; or

—	Approval by our shareowners of a complete liquidation or dissolution of the Company.

Definition of “Good Reason”

Our change in control agreement pays a cash severance benefit only in the event of termination of employment. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” shown below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves other than for “good reason,” which is defined as:

—	Inconsistent duties or a substantial decrease in responsibilities;

—	Reduced annual base salary;

—	Elimination of material compensation plan (including the MIP, PSP or SERP) or a change in executive’s participation on substantially the same basis;

—

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

—	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;

—	Any other termination without sufficient notice; or

—	Relocation more than 50 miles from place of work.

Potential Payments to Our NEOs Following a Change in Control

The following table represents amounts that would be payable upon termination of employment following a change in control on December 31, 2008, to our NEOs, with the exception of Mr. Lesko, who retired on December 31, 2008.

2008 Potential Change in Control Payments

Name	Lump Sum Severance Payment ($) (1)	Lump Sum Pension Benefit ($) (2)	Value of Continued Benefits ($) (3)	Accelerated Vesting of Equity ($) (4)	Excise Tax Gross-Up ($) (5)	TOTAL Pre-Tax Benefit ($) (6)	Annual Pension Benefit ($) (7)
John Faraci	8,749,200	24,984,373	21,168	5,631,982	6,001,708	45,388,431	99,531
Tim Nicholls	2,526,600	496,856	21,168	779,484	1,220,268	5,044,376	44,551
Wayne Brafford	2,637,600	6,224,109	21,168	953,039	1,718,943	11,554,859	90,203
Carol Roberts	2,762,700	1,530,325	21,168	953,039	1,530,671	6,797,903	65,243

(1) Amounts shown in this column reflect a change in control severance payment of three times the sum of (i) base salary and (ii) target MIP for 2008.

(2) For Mr. Faraci and Mr. Brafford, who joined the SERP prior to July 1, 2004, the amount shown represents an enhanced SERP benefit equal to the higher of 50 percent of compensation or the Pension Restoration Plan benefit formula with an additional three years of age and three years of service. For Mr. Nicholls and Ms. Roberts, who joined the SERP after July 1, 2004, the amount shown represents the Pension Restoration Plan benefit formula earned after SERP participation with an additional three years of age and three years of service.

(3) Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment.

(4) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2008, of the vesting of (i) outstanding 2007-2009 and 2008-2010 PSP awards, including reinvested dividends, based on actual Company performance (for banked segments) or on target performance (for open periods) and (ii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2006-2008 PSP award, which has a performance period ending on December 31, 2008, but is not included in the amount shown because it is not accelerated.

(5) Amounts shown in this column reflect the amount payable to the NEO to offset any excise tax imposed under Code Section 280G on payments received under the change in control agreement and any other taxes imposed on this additional amount. Our agreements are designed to avoid triggering payment of the excise tax by automatically reducing the amount an officer would receive to the Code’s statutory maximum of three times the five-year average of W-2 reported earnings when payment is less than 115 percent of this statutory maximum.

(6) Amounts shown in this column reflect the sum of columns (1) through (5).

(7) Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan.

Other Compensation-Related Matters

Claw back or Forfeiture of Incentive Awards

Our LTICP and our proposed 2009 Incentive Compensation Plan contain a claw back provision relating to our long-term equity awards. Under this claw back provision, if our financial statements are required to be restated as a result of errors, omission, or fraud, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct that we recover all or a portion of an equity award from one or more participants with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover from one or more participants: (i) seek repayment; (ii) reduce the amount that would otherwise be payable under another Company benefit plan; (iii) withhold future equity grants, bonus awards, or salary increases; or (iv) take any combination of these actions.

Further, effective with the 2009 PSP grants, we have added forfeiture provisions that would apply in the event of misconduct or in the event a participant in our SERP failed to provide the Company with one-year’s notice of retirement.

A similar forfeiture provision applies to our annual incentive program as well. Our 2008 MIP permits the Company to recover an MIP award or cause a participant to forfeit an MIP award in the event of misconduct.

Officer Stock Ownership Requirements

In order to further align the long-term financial interests of our officers with those of our shareowners, all of our officers are expected to hold shares of our common stock with a minimum market value based on a multiple of base pay:

Chief Executive Officer	5x base pay
Executive Vice President	3x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

Officers were expected to meet the ownership requirements by January 1, 2007, or within four years of election, appointment or promotion. Each officer’s stock ownership is reviewed annually by the Committee to assure compliance. As of December 31, 2008, all officers required to meet the ownership levels were in compliance based on the Company’s three-year average stock price of $32.89, used in our compensation review to set 2009 targeted compensation levels.

An officer may not sell any shares without Committee approval until he or she reaches the applicable minimum holding requirement and, then, may not sell more than 20 percent of his or her shares per year.

Upon the recommendation of the CEO and approval of the Committee (or the Board, in the case of the CEO), an executive officer may be granted an exception to the stock ownership requirement or disposition limit. Exceptions may be granted in cases of personal or financial hardship or other specific emergency need. These restrictions do not apply to an officer in the 12-month period preceding his or her retirement.

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements to protect the confidential information and trade secrets of the Company from unauthorized use or disclosure. All our NEOs have entered into a Non-Competition Agreement and a Non-Solicitation Agreement.

Consideration of Accounting and Tax Implications

Deductibility of Executive Compensation. The Committee considers the provisions of Code Section 162(m) that allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. The Company believes that compensation paid under the following shareowner-approved programs are not subject to the $1 million limitation and are generally fully deductible under Code Section 162(m) for federal income tax purposes:

—	Performance-based restricted stock pursuant to the PSP; and

—	Stock options under the Long-Term Incentive Compensation Plan.

We have not historically sought shareowner approval of our annual incentive compensation plan. Accordingly, our 2008 MIP awards, in addition to base salary and service-based restricted stock (held only by our CEO) are subject to the $1 million limitation under Code Section 162(m). For 2008, the Company paid approximately $3 million in compensation that was not deductible by us, resulting in an additional tax expense of approximately $1 million.

As described in Item 4 beginning on page 9, we are submitting for shareowner approval our 2009 Incentive Compensation Plan. The 2009 Incentive Compensation Plan provides for cash-based annual incentive awards that would qualify as performance-based compensation under Code Section 162(m).

Non-Qualified Deferred Compensation. The American Jobs Creation Act of 2004 revised the tax laws under Code Section 409A applicable to non-qualified deferred compensation plans or arrangements. This law affects the Pension Restoration Plan, the SERP, the Deferred Compensation Savings Plan, as well as our change in control agreements. We believe we have operated these plans and agreements in good faith compliance with the final regulations under Code Section 409A.

Accounting for Stock-Based Compensation. On January 1, 2006, we began accounting for stock-based payments, including our PSP and service-based restricted stock awards, in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”) as required by the Securities and Exchange Commission.

The Company withholds PSP shares payable to a participant at the statutory minimum withholding rate to pay the participant’s federal income tax. Executive officers may elect to have additional shares withheld (up to 85 percent of the earned award) for payment of taxes. Because we offer this option to our executive officers, their PSP awards are considered “liability” awards for accounting purposes. This means that we remeasure the amount of the PSP liability at fair market value at each balance sheet date with the resulting income or expense recorded in the quarter.

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

Equity Grant Practices

Our policy is that annual PSP grants (including pro rata grants for promotions and newly hired employees) are approved at the December meeting of the Committee each year. The Committee chose December as the timeframe to grant the awards because the awards are designed to drive improved financial performance over the following three-year period.

Service-based restricted stock awards are used infrequently, and may be granted anytime during the year by the SVP, human resources and communications, as required, with the approval of the CEO. We no longer grant executive continuity awards or stock options.

The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation. The Company does not have any programs, plans or practices of awarding equity based on our stock price.

Compensation Programs in 2009

2009 Incentive Compensation Plan

We are requesting shareowner approval of our 2009 Incentive Compensation Plan in order to comply with New York Stock Exchange requirements for equity compensation plans and to qualify awards as performance-based compensation for purposes of the deduction limits imposed by Code Section 162(m). Item 4 beginning on page 9 explains the material terms of our 2009 Incentive Compensation Plan. The plan text is attached as Appendix 2 to this proxy statement. The Board approved the 2009 Incentive Compensation Plan at its February 9, 2009, meeting, and it will become effective once it has been approved by our shareowners for grants after May 11, 2009.

2009 Management Incentive Plan Metrics

In 2009, in light of recent economic conditions, the Committee replaced absolute ROI as a performance measure with a new performance measure that reflects the Company’s focus on cash flow. The Committee believes that generating cash flow is critical to the Company’s success in 2009.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the Committee, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its proxy statement on Schedule 14A filed in connection with the Company’s 2009 Annual Meeting of Shareowners.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such laws.

Management Development and Compensation Committee

William G. Walter, Chairman	J. Steven Whisler
Martha F. Brooks	Alberto Weisser
Samir G. Gibara

Additional Information about Our Executive Compensation

The following tables provide detailed information regarding compensation for our NEOs.

Summary Compensation Table

The table below shows cash and non-cash compensation for the years ended December 31, 2006, 2007, and 2008.

Explanation of Stock-Awards Column

The value of equity awards in the “Stock Awards” column is based on guidance in SFAS No. 123(R), which reflects the amount we must include as income or expense to the Company for PSP awards and other equity awards in our financial statements for the calendar year.

All of the NEOs may elect additional withholding from their PSP awards for payment of taxes. As discussed on page 56, because we offer this option to the NEOs, their PSP awards are considered “liability” awards for accounting purposes. Accordingly, we remeasure the amount of the PSP liability at fair market value at each balance sheet date with the resulting income or expense recorded to the Company each quarter. The outstanding stock awards for the NEOs were remeasured as of December 31, 2008, which resulted in a reversal of expense due to the decline in our stock price for all NEOs except Mr. Nicholls. The expense for Mr. Nicholls’ awards differs because stock awards made to him prior to his promotion to SVP and CFO in 2007 are not accounted for as liability awards.

Mr. Faraci also holds service-based restricted stock awards and executive continuity awards that will vest in future periods, the incremental expense of which is included in the amount shown.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value ($) (3)	All Other Compensation ($) (4)	Total ($)
John V. Faraci Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2008	1,261,400	(1,414,733)	1,575,000	4,091,943	352,162	5,865,772
	2007	1,243,550	9,463,233	1,986,000	2,260,536	390,160	15,343,479
	2006	1,173,750	8,660,269	2,250,000	720,598	924,053	13,728,670
Tim S. Nicholls Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2008	495,400	462,538	229,000	275,336	273,826	1,736,100
	2007	306,925	807,131	327,700	114,645	514,589	2,070,990

Newland A. Lesko Executive Vice President, Manufacturing and Technology	2008	592,600	(369,169)	293,000	392,273	176,353	1,085,057
	2007	586,475	2,015,033	606,500	—	53,696	3,261,704
	2006	563,296	1,824,151	800,000	1,559,193	37,433	4,784,073
H. Wayne Brafford Senior Vice President, Printing & Communications Papers	2008	500,000	(300,797)	360,000	971,600	46,488	1,577,291
	2007	497,313	1,458,474	507,000	279,632	75,167	2,817,586

Carol L. Roberts Senior Vice President, Industrial Packaging	2008	510,842	602,375	380,000	637,422	40,245	2,170,884

(1) A discussion of the assumptions used in calculating these values for the 2008 fiscal year may be found in Note 18 to our audited financial statements beginning on page 91 of our annual report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009. The amount shown for Ms. Roberts is the expensed amount for stock awards in 2008, upon her becoming an NEO.

(2) Represents the amount earned under the MIP based on Company, business segment (if applicable) and individual performance during the year shown, which is paid in February of the following year.

(3) Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from additional benefit accruals for another year of service, changes in pensionable compensation, the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate is based on economic conditions at year-end.

The NEOs do not receive “preferred or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.

(4) A breakdown of the “All Other Compensation” amounts for 2008 is shown in the following table:

2008 All Other Compensation

Name	401(k) Matching Contribution ($)(a)	Group Life Insurance ($)(b)	Financial Counseling ($)(c)	ESIP ($)(d)	Corporate Aircraft and Vehicle ($)(e)	Directors’ Charitable Award Program ($)(f)	Company Matching Gift ($)(g)	Amount Related to Overseas Assignment ($)(h)	One-Time Expenses Total ($)(i)	Total ($)(j)
John Faraci	11,040	6,573	3,750	46,271	258,524	14,999	11,005	—	—	352,162
Tim Nicholls	11,040	2,583	—	16,769	—	—	6,005	237,429	—	273,826
Newland Lesko	4,741	3,088	10,000	24,426	—	—	6,005	—	128,093	176,353
Wayne Brafford	8,200	2,609	7,500	20,479	—	—	7,700	—	—	46,488
Carol Roberts	9,300	2,663	7,500	14,777	—	—	6,005	—	—	40,245

(a) Represents the Company match to the NEO’s contribution to the Salaried Savings Plan.

(b) Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

(c) Represents the amount paid by the Company for the NEO’s financial counseling assistance. This benefit has been discontinued effective January 1, 2009.

(d) Represents the amount paid by the Company for the NEO’s executive supplemental insurance program (“ESIP”). The ESIP provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual salary, or a post-retirement death benefit equal to one times final salary. Participants are permitted to make voluntary premium contributions to pre-fund additional post-retirement coverage. The death benefit remains in effect until age 95 unless altered or cancelled by the participant. This benefit is closed to new participants effective January 1, 2008.

(e) Represents the aggregate incremental cost to the Company of personal travel on Company aircraft and personal use of a Company vehicle and driver by Mr. Faraci, primarily for commuting. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Faraci and members of his family traveling with him. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We calculate the incremental cost of personal use of the Company vehicle and driver based upon annual lease payments, fuel, and the driver’s total wages multiplied by the percentage of miles driven for personal use by Mr. Faraci.

(f) Represents a ratable share of the Company’s total annual non-cash expense of the legacy director charitable award program described under “Director Compensation” attributable to directors who served during 2008. Mr. Faraci is eligible to participate in this program as a member of our Board. Mr. Faraci does not receive any other compensation as a member of our Board. The legacy director charitable award program was closed to new directors as of July 1, 2007.

(g) Represents the Company’s 100 percent match of the NEO’s donation to one or more tax-exempt educational institutions of his or her choice up to the aggregate annual limit of $5,000, in addition to the Company’s 60 percent match of contributions to the United Way of America as part of a Company-wide campaign. The Company match on donations to educational institutions has been discontinued effective January 1, 2009.

(h) Represents an amount imputed as income to Mr. Nicholls related to his service as an expatriate in 2007, including an amount attributable to foreign tax equalization pursuant to our Global Mobility Policy.

(i) Represents a one-time expense incurred by the Company for Mr. Lesko in connection with amounts for earned vacation payable upon his retirement on December 31, 2008.

(j) Represents the sum of columns (a) through (i).

Grants of Plan-Based Awards During 2008

The table below shows payout ranges for our NEOs under the 2008 MIP and 2008-2010 PSP, described in our CD&A. There were no other equity awards granted to the NEOs during 2008.

2008 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair
Name	Committee Action Date (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Value of Stock and Option Awards ($) (2)
John Faraci			—	1,655,000	3,558,250
	12/10/2007	1/2/2008				—	209,000	480,700	7,072,821
Tim Nicholls			—	346,800	745,620
	12/10/2007	1/2/2008				—	34,000	78,200	1,150,603
Newland Lesko			—	444,500	955,675
	12/10/2007	1/2/2008				—	46,600	107,180	1,577,002
Wayne Brafford			—	379,200	815,280
	12/10/2007	1/2/2008				—	41,100	94,530	1,390,875
Carol Roberts			—	379,200	815,280
	12/10/2007	1/2/2008				—	41,100	94,530	1,390,875

(1) The 2008-2010 PSP grant is approved by the MDCC for all NEOs (except Mr. Faraci, whose grant is approved by the full Board) at its December meeting, effective the first day of the following calendar year.

(2) The amounts shown in this column reflect the grant date fair value of the 2008-2010 PSP awards at target. The grant date fair value is determined pursuant to SFAS No. 123(R), as described in greater detail in the narrative following this table.

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts under Non-Equity Incentive Plan Awards. These columns show the range of estimated possible payouts to our NEOs under the 2008 MIP. The actual amount paid is shown in the Summary Compensation Table.

The “threshold” amount shown is zero. If we had achieved less than the minimum performance level in both relative and absolute ROI, the award would be zero.

The minimum level of performance in at least one objective is required in order to fund the MIP award pool. The minimum objectives required to be met are:

—	Rank of 6 of 11 in our ROI Peer Group; and

—	50 percent achievement of ROI improvement based on our internal targets.

The “target” award shown is the possible payout if we achieved 100 percent of each performance objective or some combination of the objectives. The target objectives are:

—	Rank of 5 of 11 in our ROI Peer Group; and

—	100 percent achievement of ROI improvement based on our internal targets.

The “maximum” award shown is the possible payout if we achieved the maximum performance achievement. The maximum objectives are:

—	Rank of 1 of 11 in our ROI Peer Group; and

—	200 percent achievement of ROI improvement based on our internal targets.

In addition, if we achieved ROI greater than or equal to 8 percent, an additional 30 percent would be applied to the payout, resulting in a maximum payout of 215 percent.

Estimated Future Payouts under Equity Incentive Plan Awards. These columns show the range of estimated future payouts of performance-based shares to our NEOs under the 2008-2010 PSP.

The “threshold” amount shown is zero. If we had achieved less than the minimum performance level for both objectives, the PSP award payout would be zero.

The minimum objectives required to be met in order to receive a payout under either objective are:

—	Rank of 5 of 11 in our ROI Peer Group; and

—	Rank of 13 of 22 in our TSR Peer Group.

The “target” number of shares shown is the estimated future payout if we achieved 100 percent of our objectives against our ROI and TSR Peer Groups. The target objectives are:

—	Rank of 4 of 11 in our ROI Peer Group; and

—	Rank of 10 of 22 in our TSR Peer Group.

The “maximum” number of shares is the estimated future payout if we achieved maximum performance achievement. The maximum objectives are:

—	Rank of 1 of 11 in our ROI Peer Group; and

—	Rank of 1 of 22 in our TSR Peer Group.

In addition, if we achieved ROI greater than or equal to 8 percent, an additional 30 percent would be applied to the payout, resulting in a maximum payout of 230 percent.

Grant Date Fair Value of Stock and Option Awards. The fair value shown of the target awards granted to each NEO under the 2008-2010 PSP is based on the fair value at grant per SFAS No. 123(R). The fair value is based on the closing stock price of our common stock on the date immediately preceding the grant date for the ROI component of the award. Valuing TSR is more complicated because the value must take into account the probable expense of the 2008-2010 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by SFAS No. 123(R).

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROI Peer Groups; and (2) the value of the shares received by each participant is based on the fair value of the Company’s stock as of the date the shares are delivered to the PSP participants.

There were no stock options granted during 2008.

Outstanding Equity Awards at December 31, 2008

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2008. Please refer to the chart entitled “PSP Segmented Awards” in our CD&A for additional information regarding how shares are “banked” and paid under our PSP.

2008 Outstanding Equity Awards

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John Faraci				479,335	(4)	5,656,150	261,250	(5)	3,062,634
	11,000	46.00	1/12/2009	—		—			—
	27,000	61.75	1/11/2010	—		—			—
	37,000	29.31	10/10/2010	—		—	—		—
	9,000	35.05	4/10/2011	—		—	—		—
	14,000	35.00	10/9/2011	—		—	—		—
	37,500	41.40	4/9/2012	—		—	—		—
	37,500	32.54	10/8/2012	—		—	—		—
	53,000	34.96	4/8/2013	—		—	—		—
	48,000	39.14	10/14/2013	—		—	—		—
Tim Nicholls				39,086	(6)	461,216	42,500	(7)	498,228
	3,300	58.50	1/11/2010
	2,500	35.05	4/10/2011	—
	2,500	35.00	10/9/2011	—
	5,375	41.40	4/9/2012	—
	9,000	39.14	10/14/2013	—

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Newland Lesko				100,966	(8)	1,191,400	58,250	(9)	682,865
	8,000	46.00	1/12/2009
	32,000	60.44	1/11/2010	—		—	—		—
	32,000	29.31	10/10/2010	—		—	—		—
	6,500	35.05	4/10/2011	—		—	—		—
	11,500	35.00	10/9/2011	—		—	—		—
	27,500	41.40	4/9/2012	—		—	—		—
	27,500	32.54	10/8/2012	—		—	—		—
	30,000	34.96	4/8/2013	—		—	—		—
	32,500	39.14	10/14/2013	—		—	—		—
Wayne Brafford				81,662	(10)	963,603	47,825	(11)	560,947
	4,000	46.00	1/12/2009
	10,000	62.44	1/11/2010	—		—	—		—
	15,000	29.31	10/10/2010	—		—	—		—
	8,700	35.05	4/10/2011	—		—	—		—
	5,500	35.00	10/9/2011	—		—	—		—
	12,500	41.40	4/9/2012	—		—	—		—
	14,500	32.54	10/8/2012	—		—	—		—
	13,500	34.96	4/8/2013	—		—	—		—
	22,500	39.14	10/14/2013	—		—	—		—
Carol Roberts				81,662	(10)	963,603	47,825	(11)	560,947
	4,000	46.00	1/12/2009
	7,000	64.00	1/11/2010
	3,750	35.05	4/10/2011
	3,750	35.00	10/9/2011
	7,500	41.40	4/9/2012
	7,500	32.54	10/8/2012
	7,500	34.96	4/8/2013
	11,000	39.14	10/14/2013

(1) We moved away from stock options for executive officers in 2004. All outstanding unvested options were vested by the Company on July 12, 2005. Therefore, no NEO had any unearned or unexercisable options as of December 31, 2008.

(2) The market value is calculated based on the closing price of our common stock on December 31, 2008 of $11.80.

(3) The market value is calculated based on the closing price of our common stock on December 31, 2008 of $11.80. At the end of the applicable performance period, there is an adjustment based on the Company’s actual ROI and TSR performance.

(4) Includes (i) an executive continuity award of 20,000 shares of restricted stock awarded for retention purposes that vest as follows: 4,000 shares will vest on February 16, 2010; and 16,000 shares will vest on February 16, 2013, based on attaining the age and service requirements, and 6,487 reinvested dividends on those shares. The executive continuity award program provides for a tandem grant of stock options and restricted stock in a 5:1 ratio (five options to one share). Upon vesting, the values of both the restricted shares and the stock options are calculated and Mr. Faraci is then entitled to receive either the shares or the options.

The amount shown also includes (i) 419,742 shares of restricted stock awarded under the PSP that have been “banked” for 2006, 2007 and 2008, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 33,106 shares acquired in respect of reinvested dividends.

(5) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 104,500 shares of restricted stock awarded under the 2007-2009 PSP and (ii) 156,750 shares awarded under the 2008-2010 PSP.

(6) Includes (i) 36,969 shares of restricted stock awarded under the PSP that have been “banked” for 2006, 2007 and 2008, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 2,117 shares acquired in respect of reinvested dividends.

(7) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 17,000 shares awarded under the 2007-2009 PSP and (ii) 25,500 shares awarded under the 2008-2010 PSP.

(8) Includes (i) 93,584 shares of restricted stock awarded under the PSP that have been “banked” for 2006, 2007 and 2008, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 7,382 shares acquired in respect of reinvested dividends.

(9) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 23,300 shares awarded under the 2007-2009 PSP and (ii) 34,950 shares awarded under the 2008-2010 PSP.

(10) Includes (i) 76,193 shares of restricted stock awarded under the PSP that have been “banked” for 2006, 2007 and 2008, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 5,469 shares acquired in respect of reinvested dividends.

(11) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 17,000 shares awarded under the 2007-2009 PSP and (ii) 30,825 shares awarded under the 2008-2010 PSP.

Stock Vested in 2008

The following table shows the amounts received upon vesting in 2008 of shares previously awarded under the PSP or our other restricted stock programs as described in our CD&A. There were no stock options exercised in 2008 by our NEOs.

2008 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John Faraci (3)	312,242	9,843,224
Tim Nicholls	18,394	585,665
Newland Lesko	61,477	1,957,428
Wayne Brafford	54,701	1,741,680
Carol Roberts	44,334	1,411,595

(1) Amounts shown represent shares of restricted stock and shares acquired in respect of reinvested dividends under the PSP that vested on February 11, 2008.

(2) Represents the value of the vested shares based on our closing stock price on February 8, 2008, of $31.84.

(3) Mr. Faraci’s amount also includes 8,067 shares and shares acquired in respect of reinvested dividends under a restricted stock award that vested on November 1, 2008, and 28,461 shares and shares acquired in respect of reinvested dividends under an executive continuity award that vested on February 16, 2008.

Pension Benefits in 2008

The following table shows the present value of benefits payable under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2007 and December 31, 2008. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table for 2008.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. They are also eligible for a benefit that is calculated under either the Pension Restoration Plan formula or the SERP formula. We amended the SERP to comply with Section 409A of the Code, effective January 1, 2008. As amended, the benefit under SERP Formula A is paid from the SERP, even if the applicable formula that determines the benefit is the formula under the Pension Restoration Plan. As a result of this change, the pension benefits shown below for the year 2008 for Mr. Faraci, Mr. Lesko and Mr. Brafford are shown as coming from the SERP rather than the Pension Restoration Plan. This differs from the pension benefits shown for Mr. Nicholls and Ms. Roberts, who became eligible for the SERP after July 1, 2004, and whose benefit is therefore calculated under SERP Formula B. Under Formula B, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP.

No NEO received payments of a retirement benefit in 2008; however, Mr. Lesko began receiving retirement benefits in January 2009.

2008 Pension Benefits

Name	Plan Name	Number of Years of Credited Service in 2008 (#)	12/31/2007 Present Value of Accumulated Benefit ($)(1)	12/31/2008 Present Value of Accumulated Benefit ($)(2)
John Faraci	Retirement Plan	34.33	1,013,573	1,157,726
	Pension Restoration Plan	34.33	16,016,168	—
	SERP	34.33	—	19,963,958
	Total		17,029,741	21,121,684
Tim Nicholls	Retirement Plan	17.25	246,196	296,068
	Pension Restoration Plan	17.25	258,855	299,693
	SERP	17.25	101,105	285,731
	Total		606,156	881,492
Newland Lesko	Retirement Plan	41.50	1,443,838	1,499,119
	Pension Restoration Plan	41.50	8,121,015	—
	SERP	41.50	—	8,458,007
	Total		9,564,853	9,957,126
Wayne Brafford	Retirement Plan	33.50	899,725	1,031,567
	Pension Restoration Plan	33.50	3,662,938	—
	SERP	33.50	—	4,502,696
	Total		4,562,663	5,534,263
Carol Roberts	Retirement Plan	27.50	468,297	552,702
	Pension Restoration Plan	27.50	392,073	433,968
	SERP	27.50	897,404	1,408,527
	Total		1,757,774	2,395,197

(1) The calculation of the present value of accumulated benefits as of December 31, 2007, assumes a discount rate of 6.20 percent for annuity payments and 3.70 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2) The calculation of the present value of accumulated benefits as of December 31, 2008, assumes a discount rate of 6.00 percent for annuity payments and 3.50 percent for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company. Our Retirement Plan is a funded, tax-qualified plan that covers all salaried employees hired prior to July 1, 2004. Employees hired on or after July 1, 2004, are eligible for a Company-paid retirement savings account in our Salaried Savings Plan and DCSP in lieu of participation in the Retirement Plan. All of our NEOs were hired prior to July 1, 2004, and are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67 percent of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees. Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs were hired prior to July 1, 2004, and are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan, then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers. Our SERP is an alternative retirement plan available to certain senior executives. We calculate benefits under the SERP under one of three formulas based on the participant’s date of hire and date of eligibility for SERP participation. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service.

—

Participants eligible to participate prior to July 1, 2004 (Formula A): We calculate benefits under this formula as the greatest of (i) the sum of the benefits under our Retirement Plan and Pension Restoration Plan; (ii) 3.25 percent of eligible compensation multiplied by the participant’s years of service (not to exceed 50 percent of eligible compensation), reduced by a portion of Social Security benefits; or (iii) 25 percent of eligible compensation. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan.

In calculating benefits under (ii) and (iii) above, we include as compensation the sum of (a) the participant’s highest annual base salary during any of the three calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement.

SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. Generally, the lump sum payment is determined using a discount rate based on the municipal bond rate in effect on December 31 prior to the payment date. Participants who have attained age 61 have the right to lock in a discount rate prior to retirement.

—

Participants hired prior to July 1, 2004, and first eligible to participate on or after July 1, 2004 (Formula B): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. This benefit vests once the participant reaches age 55 and has completed five years of service. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. A participant who has announced retirement at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in.

—

Participants hired and eligible to participate on or after July 1, 2004 (Formula C): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan, as though the participant is eligible to participate in those plans, offset by the participant’s Company-provided retirement savings account balance in the 401(k) plan and the DCSP. This benefit vests once the participant reaches age 55 and has completed five years of service with us. A participant who has announced retirement at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in.

—

Impact on SERP benefits if executive is terminated for cause. In the event an executive who is vested in the SERP is terminated for cause, he or she would forfeit the right to receive a lump sum benefit under the SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Policies with Regard to Granting Additional Years of Service

Our change in control agreements described in our CD&A provide three years of age and three additional years of service to be added to the calculation of retirement benefits in the event of termination of an NEO’s employment following a change in control.

In addition, as described in our CD&A, we implemented an enhanced retirement program in 2008 for employees terminated as a result of S&A reduction initiatives between October 31, 2008 and October 30, 2009, who are retirement eligible or within three years of retirement eligibility, that would add three years of additional age and three years of additional service for purposes of calculating eligibility for and the amount of a benefit under the Retirement Plan and Pension Restoration Plan formulas. This enhanced retirement program does not apply to eligibility for a SERP benefit.

We have no other provision for granting additional years of service under our retirement plans.

Eligibility for Early Retirement Benefits

The NEOs are eligible for early retirement under the Retirement Plan and the Pension Restoration Plan once they reach age 55 and have completed 10 years of service with us. The accrued benefit is reduced by 4 percent for each year that the participant retires before reaching age 62. Participants are eligible for an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us.

Mr. Faraci and Mr. Brafford are eligible for early retirement; however, they would receive a reduced benefit.

Mr. Nicholls is currently vested in the retirement plans, but he will not be eligible for early retirement until 2016. Ms. Roberts is currently vested in the retirement plans, but she will not be eligible for early retirement until 2015.

Mr. Lesko retired on December 31, 2008. This was not an early retirement.

Potential Payments Upon Retirement in 2008

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2008.

2008 Potential Payments Upon Retirement

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)	Lump Sum Pension Payment ($)(1)
John Faraci	99,531	—	99,531	19,759,062
Tim Nicholls	22,674	38,011	60,685	—
Newland Lesko	138,329	—	138,329	8,263,485
Wayne Brafford	90,203	—	90,203	4,681,980
Carol Roberts	36,936	101,369	138,305	—

(1) Lump sum payment calculations are based on the December 31, 2008, municipal bond rate of 3.97 percent, or the lock-in rate elected by the NEO if eligible to make this election under the SERP. Additional information regarding the calculation of benefits may be found following the Pension Benefits Table.

Non-Qualified Deferred Compensation in 2008

The following table shows contributions in 2008 by International Paper and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2008. The account balance includes amounts deferred by the NEO in December 2008, which were actually credited to his or her account in January 2009.

2008 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(2)
John Faraci	241,392	144,835	(266,075)	—	2,052,839
Tim Nicholls	—	—	(64,103)	—	39,612
Newland Lesko	88,890	23,704	(816,347)	—	1,705,937
Wayne Brafford	100,340	40,136	(460,300)	—	824,834
Carol Roberts	61,167	36,700	(151,379)	—	299,630

(1) These amounts are included in the “Salary” column of the Summary Compensation Table for 2008 for each NEO.

(2) Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Faraci: $930,019 was included for the period of 2001-2007; Mr. Lesko: $669,692 was included for the period of 2004-2007; and Mr. Brafford: $105,178 was included for 2007.

Narrative to Non-Qualified Deferred Compensation Table

Our DCSP allows participants to save for retirement by deferring up to 85 percent of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount, or total pre-tax and after-tax amount to the 401(k) plan. The Company credits matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of compensation, plus 50 percent of contributions up to an additional 4 percent of compensation. Mr. Faraci and Ms. Roberts contributed 8 percent of compensation, Mr. Lesko contributed 18 percent, and Mr. Brafford contributed 12 percent. Mr. Nicholls did not contribute to the DCSP. As a result, the actual amounts deferred and the Company’s resulting matching contribution will vary.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Beginning in April 2008, Company matching contributions are allocated in accordance with the participant’s investment elections and are no longer allocated fifty percent to the Company Stock Fund equivalent. Investment elections may be changed daily. Differences in earnings reported in the 2008 Non-Qualified Deferred Compensation Table, above, are based on the individual participant’s investment elections. The earnings (or losses) on the funds available under the DCSP are shown below.

2008 DCSP Fund Return

Available Fund	2008 Fund Return
Conservative Fund	(16.2)%
Moderate Fund	(27.3)%
Aggressive Fund	(33.7)%
Stable Value Fund	5.0%
U.S. Bond Fund	(6.4)%
High Yield Bond Fund	(18.7)%
Emerging Market Bond Fund	(18.6)%
Large Cap Stock Fund	(41.1)%
Mid Cap Stock Fund	(39.6)%
Small Cap Stock Fund	(38.8)%
International Stock Fund	(44.9)%
Emerging Market Stock Fund	(55.1)%
Company Stock Fund	(61.8)%

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, or termination of employment as a result of the permanent closing of the participant’s facility.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may not be changed. In the event no election has been made, the participant will receive a lump sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 16, 2009.

Beneficial Ownership (>5 percent)

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	% of Common Stock Outstanding
Morgan Stanley/Van Kampen Asset Management (1)	44,198,992	10.3%
State Street Bank and Trust Company (2)	32,232,782	7.5%
T. Rowe Price Associates, Inc. (3)	29,234,987	6.8%
Wellington Management Company, LLP (4)	22,129,600	5.18%

(1) The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The address of Van Kampen Asset Management is 522 Fifth Avenue, New York, NY 10036. We have relied on information supplied jointly by Morgan Stanley and Van Kampen Asset Management in a Schedule 13G furnished to us reporting information as of December 31, 2008. According to the Schedule 13G, Morgan Stanley had sole voting power over 42,533,726 shares, sole dispositive power over 44,198,992 shares, and shared voting power over 17,953 shares. Van Kampen Asset Management had sole voting power over 28,898,189 shares and sole dispositive power over 28,902,799 shares. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Van Kampen Asset Management, an investment adviser. Van Kampen Asset Management is a wholly owned subsidiary of Morgan Stanley.

(2) The address of State Street Bank and Trust Company is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street Bank and Trust in a Schedule 13G furnished to us reporting information as of December 31, 2008. According to the Schedule 13G, State Street had sole voting power over 16,628,639 shares, shared voting power over 15,604,143 shares, and shared dispositive power over 32,232,782 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Securities Exchange Act of 1934, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) The address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by Price Associates in a Schedule 13G furnished to us reporting information as of December 31, 2008. According to the Schedule 13G, Price Associates had sole voting power over 6,620,926 shares and sole dispositive power over 29,234,987 shares. The securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. We have relied on information supplied by Wellington Management in a Schedule 13G furnished to us reporting information as of December 31, 2008. According to the Schedule 13G, Wellington Management had shared voting power over 6,961,500 shares and shared dispositive power over 22,129,600 shares. The securities are owned by various individual and institutional investors, who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Wellington Management is deemed to be the beneficial owner of such securities.

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned as of March 16, 2009, the record date for our 2009 Annual Meeting of Shareowners, by each of our directors and NEOs, and by all of our directors and executive officers as a group.

Security Ownership of Management

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(3)	Stock Units Owned (#)(4)	Percent of Class
Non-Employee Directors
David. J. Bronczek	14,809	4,020	*
Martha F. Brooks	—	33,930	*
Lynn Laverty Elsenhans	504	17,390	*
Samir G. Gibara	5,316	21,979	*
Donald F. McHenry (1)	11,361	43,002	*
Stacey J. Mobley	6,534	—	*
John L. Townsend, III	11,559	—	*
John F. Turner	14,265	—	*
William G. Walter	—	30,849	*
Alberto Weisser	9,201	14,418	*
J. Steven Whisler	1,000	12,462	*
Named Executive Officers			*
H. Wayne Brafford	295,378	8,954	*
John V. Faraci	1,575,713	2,250	*
Newland A. Lesko (2)	421,119	8,108	*
Tim S. Nicholls	180,651	3,525	*
Carol L. Roberts	238,613	2,108	*
All directors and executive officers as a group (27 persons)	4,868,677	N/A	1.1%

* Indicates less than 1 percent.

(1) Represents ownership of Mr. McHenry at December 31, 2008, upon his retirement from the Board. We have not included Mr. McHenry in the aggregate numbers, which are shown as of March 16, 2009.

(2) Represents ownership of Mr. Lesko at December 31, 2008, upon his retirement from the Company. We have not included Mr. Lesko in the aggregate numbers, which are shown as of March 16, 2009.

(3) Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives. Includes shares that may be acquired by exercise of stock options, regardless of whether the exercise price of such options exceed the current market price, as follows: 102,200 shares for Mr. Brafford; 263,000 shares for Mr. Faraci; 199,500 shares for Mr. Lesko; 22,675 shares for Mr. Nicholls; 48,000 shares for Ms. Roberts; and 1,223,975 for all directors and executive officers as a group.

(4) Includes stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

Appendices

Appendix 1

Related to “Item 3 — Company Proposal to Amend Article I and Article II of the Company’s By-Laws Regarding Special Shareowners Meetings”

WORDS THAT ARE UNDERLINED AND IN BRACKETS WILL BE ADDED AND WORDS THAT ARE CROSSED OUT WILL BE DELETED FROM OUR BY-LAWS.

ARTICLE I

STOCKHOLDERS’ MEETINGS

SECTION 1. Annual Meeting. The annual meeting of the Stockholders of the Corporation for the election of Directors, and for the transaction of such other business as may come before the meeting, shall be held on such date and at such place within or without the State of New York as shall have been fixed by the Board of Directors on a timely basis.

SECTION 2. Special Meetings. Special meetings of the Stockholders, unless otherwise provided by statute, or by the Certificate of Incorporation or other certificate filed pursuant to law, at any time may be called or caused to be called by a majority of the Board of Directors or by the Chairman of the Board, or by the President, [or upon the written request therefore of Stockholders holding no less than forty percent of the Common Stock of the Company, filed with the Secretary pursuant to these By-Laws. In the event a special meeting is requested properly by Stockholders holding not less than forty percent of the Common Stock of the Company and such request meets all applicable requirements set forth in these By-Laws, any applicable statute, the Certificate of Incorporation and any other certificate filed pursuant to law, then either a majority of the Board of Directors, or the Chairman of the Board, or the President shall cause such a special meeting to be called in a manner consistent with applicable statute, the Certificate of Incorporation and any other certificate filed pursuant to law. A Stockholder’s written request for a special meeting shall include the information required under Article I, Section 7 or Article II, Section 9 of these By-Laws, as applicable with respect to the business and/or nominations proposed to be brought before such special meeting and the Stockholder(s) proposing such business and/or nominations at such meeting.] Special meetings shall be held at such place within or without the State of New York [as shall have been fixed by the Board of Directors and specified in the call thereof. Business transacted at a special meeting requested by Stockholders shall be limited to the purpose(s) stated in the request for meeting, provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the Stockholders, and to cause other business to be transacted, at any special meeting requested by Stockholders].

SECTION 3. Notice of Meetings. Unless otherwise required by statute, the notice of every meeting of the Stockholders shall be in writing and shall state the place, date and hour of the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given personally, electronically or by mail, not less than ten nor more than fifty days before the date of the meeting, to each Stockholder entitled to vote at the meeting and to each Stockholder who, by reason of any action proposed at such meeting, is entitled by law to notice thereof. If mailed, it shall be directed to a Stockholder at his address as it appears on the record of Stockholders or, if he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, then directed to him at such other address. If transmitted electronically, such notice is given when directed to the Shareholder’s electronic mail address as supplied by the Shareholder to the Secretary of the Corporation or as otherwise directed pursuant to the Shareholder’s authorization or instructions.

SECTION 4. Quorum. Proxies. Voting. Except as otherwise provided by law or by the Certificate of Incorporation or other certificate filed pursuant to law, at any meeting of the Stockholders there must be present in person or by proxy the holders of record of stock representing at least one-third of the number of votes entitled to be cast upon any question to be considered at the meeting in order to constitute a quorum for the determination of such question, but a less interest may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum be present, and thereupon any business may be transacted at the adjourned meeting which might have been transacted at the meeting as originally called. Except as otherwise provided by law or by the Certificate of Incorporation or other certificate filed pursuant to law or by the By-Laws of the Corporation, a majority vote of a quorum at a meeting shall decide any question brought before such meeting. Every holder of record of stock of a class entitled to vote at a meeting shall be entitled to one vote for every share of such stock standing in his name on the books of the Corporation, and may vote either in person or by proxy.

SECTION 5. Presiding Officer and Secretary. At all meetings of the Stockholders the Chairman of the Board, or in his absence the President, or in his absence a Vice Chairman of the Board or a Vice President designated by the Board of Directors, or if none be present, the appointee of the meeting, shall preside. The Secretary of the Corporation, or in his absence an Assistant Secretary, or if none be present, the appointee of the Presiding Officer of the meeting, shall act as Secretary of the meeting.

SECTION 6. Inspectors. At each meeting of Stockholders at which Directors are to be elected the Presiding Officer shall appoint two Inspectors of Election who shall perform the duties required by the statute at that meeting and any adjournment thereof. If any Inspector shall refuse to serve, or neglect to attend at the election or his office becomes vacant, the Presiding Officer shall appoint an Inspector in his place.

The Presiding Officer of any meeting may also appoint, at such meeting, two Inspectors with authority to count and report upon the votes cast at such meeting upon such questions (other than the election of Directors) as may be voted upon by ballot.

Inspectors shall be sworn.

SECTION 7. Stockholders’ Meetings. No business may be transacted at ~~an annual~~ [a] meeting of Stockholders of the Corporation, [except business properly brought before the meeting in accordance with the procedures set forth in these By-Laws. Nominations for the election of directors shall be properly presented at a meeting only if made in compliance with Article II, Section 9 of these By-Laws. The proposal of business other than nominations for the election of directors may properly be brought before Stockholders at a meeting only if] ~~other than business that is~~ either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any duly authorized committee thereof, (b) otherwise properly brought before the ~~annual~~ meeting by or at the direction of the Board of Directors or any duly authorized committee thereof or (c) otherwise properly brought before ~~the~~ [a special meeting pursuant to Article I, Section 2 of these By-Laws or brought before an] annual meeting by any Stockholder of the Corporation (i) who is a Stockholder of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of Stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section.

Business shall be brought before ~~the annual~~ [a] meeting [of Stockholders] by any Stockholder of the Corporation by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation, and received by such person [(a) as provided in Article I, Section 2 of these By-Laws, with respect to any business to be brought before a special meeting of Stockholders, and (b) with respect to any business to be brought before an annual meeting of Stockholders,] not less than ninety (90) days nor more than one-hundred twenty (120) days prior to ~~any~~[the annual] meeting of ~~the~~ Stockholders.

A Stockholder’s notice to the Secretary shall set forth as to each matter [of business] such Stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such Stockholder, (iii) the number of shares of stock of the Corporation which are owned beneficially or of record by such Stockholder, (iv) a description of all arrangements or understandings between such Stockholder and any other person or persons (including their names) in connection with the proposal of such business by such Stockholder and any material interest of such Stockholder in such business and (v) a representation that such Stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

No business shall be conducted at the annual meeting of Stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section, provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section shall be deemed to preclude discussion by any Stockholder of any such business. The Presiding Officer of the meeting may, if the facts warrant, determine and declare to ~~the~~ [an annual or special] meeting that business was not properly brought before the ~~annual~~ meeting in accordance with the ~~foregoing~~ [applicable] procedure, and if such person should so determine, he or she shall so declare to the meeting and such business shall not be transacted.

Nothing in this Section 7 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and to put before such meeting any proposals so included in the Corporation’s proxy statement at his or her request.

For purposes of this Section 7 and Article II, Section 9, “public disclosure” shall mean disclosure in a communication sent by first class mail to Stockholders, in a press release reported by the Dow Jones News Service, Reuters Information Services, Inc., Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1. Number. Election. Vacancies. Term of Office. Within the limits provided by the Corporation’s Certificate of Incorporation or other certificate filed pursuant to law, the Board of Directors shall determine from time to time the number of Directors who shall constitute the entire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any Director then in office and, in case any of the Directors then in office shall have been elected by holders of the Cumulative $4 Preferred Stock in accordance with the provisions of the Certificate of the Corporation filed May 31, 1946 pursuant to Section Thirty-six of the Stock Corporation law (hereafter in this Section 1 referred to as the “Certificate filed May 31, 1946”), no increase in the number of Directors then in office shall be made which would reduce the number of Directors then in office elected as aforesaid to less than one-third (or the nearest whole number thereto) of the total number of Directors then in office. The Board of Directors shall from time to time make such determinations pursuant to this Section 1 as shall be necessary or appropriate in order to ensure that, under any circumstances, the holders of each series of the Serial Preferred Stock shall be able, giving effect to all applicable provisions of the Corporation’s Certificate of Incorporation, and of these By-Laws (including, without limitation, the preceding sentence), duly and effectively to exercise any exclusive right conferred upon them by the Certificate of Incorporation or any certificate filed pursuant to law to elect Directors of the Corporation.

Except as otherwise provided in the Certificate of Incorporation or other certificate filed pursuant to law, at each annual meeting of the Stockholders, the successors to the class of Directors whose terms shall then expire, up to the number determined in accordance with the foregoing provisions and with the provisions of the Certificate of Incorporation or other certificate filed pursuant to law, in a contested election, shall be elected by ballot or by proxy by the holders of the Common Stock by a plurality of the votes cast at such election.

In any non-contested election of directors, any incumbent director who fails to receive the requisite affirmative majority of the votes cast by ballot or by proxy by the holders of the Common Stock for his or her re-election, shall immediately tender his or her resignation, and the Board of Directors will decide, through a process managed by the Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. Unless the Board determines in its judgment that it is in the best interests of the Company for the director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision not to accept the resignation shall be disclosed on Form 8-K filed with the Securities and Exchange Commission.

Except as otherwise provided by law or in the Certificate of Incorporation or other certificate filed pursuant to law and except as otherwise provided in this paragraph, any vacancy in the Board occurring during the year, occurring as a result of an increase in the number of Directors who shall constitute the Board or any other vacancy, may be filled only by the vote of the Board provided that a quorum is then in office and present, or by a majority of the Directors then in office, if less than a quorum is then in office or by a sole remaining Director. Any vacancy in the Board occurring during the year with respect to Directors who may have been elected by holders of the Cumulative $4 Preferred Stock in accordance with the provisions of the Certificate filed May 31, 1946 may only be filled by the holders of the Cumulative $4 Preferred Stock at a special meeting of such holders in the same manner as at an annual meeting.

Except as otherwise provided by statute, or in the Certificate of Incorporation or other certificate filed pursuant to law, the term of office of each Director heretofore or hereafter elected shall be from the time of his election and qualification until the next annual meeting following his election and until his successor shall have been duly elected and shall have qualified.

Directors need not be Stockholders.

SECTION 2. Resignations. Any Director may resign his office at any time by delivering his resignation in writing to the Corporation, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective.

SECTION 3. Method of Electing Entirely New Board. In case the entire Board of Directors shall die or resign, any Stockholder may call a special meeting in the same manner that the Chairman of the Board may call such meeting, and Directors for the unexpired terms may be elected at any such special meeting in the manner provided for their election at annual meetings.

SECTION 4. Powers. Except as provided by law, or by the Certificate of Incorporation or other certificate of the Corporation filed pursuant to law, or by these By-Laws, the powers, business and affairs of the Corporation shall be exercised and managed by the Board of Directors.

SECTION 5. Meetings. Regular meetings of the Board of Directors shall be held at such regular intervals and at such fixed time and place as from time to time may be determined by the Board, and no notice of such meetings shall be required.

Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman of the Board, or of a Vice Chairman of the Board, or of the President, or of any two of the Directors for the time being in office.

The Secretary shall give notice of each special meeting by mailing the same not later than the second day before the meeting, or personally or by telegraphing or telephoning the same not later than the day before the meeting, to each Director, but such notice may be waived by any Director. The Chairman of the

Board, or in his absence, the President, or in his absence, a Vice Chairman (to be designated by the persons present at the meeting in the event of more than one Vice Chairman being present) shall preside at all meetings of the Board of Directors. If all of the aforesaid officers be absent or decline to act, the persons present may choose one of their number to act as chairman of the meeting.

At the first meeting held after the annual meeting of Stockholders, the Board of Directors shall elect the Executive Officers of the Corporation, each of whom shall hold his office until the next annual election of Officers and until another is elected and qualified in his stead, unless sooner removed.

Any Director may vote or act on behalf of the Corporation in contracting with any other company, notwithstanding he may be an Officer, Director or Stockholder therein.

Any one or more members of the Board of Directors or any Committee thereof may participate in a meeting of the Board of Directors of such Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

SECTION 6. Quorum. One-third of the total number of Directors determined pursuant to Section 1 of this Article as constituting the Board of Directors shall constitute a quorum for the transaction of business, but if there shall be less than a quorum at any meeting of the Board, a majority of those present (or if only one be present, then that one) may adjourn the meeting from time to time and the meeting may be held as adjourned without further notice.

SECTION 7. Committees. The Board of Directors may appoint an Executive Committee and such other committee or committees as they may determine. Such committee or committees shall have such powers as shall be specified by resolution of the Board of Directors. The Executive Committee, so far as permitted by law, may be vested with all of the powers of the Board of Directors when the Board of Directors is not in session. One-third of the total number of Directors appointed to a Committee shall constitute a quorum for the transaction of business.

SECTION 8. Compensation of Directors. Directors shall be entitled to reasonable compensation for their services. They may be paid a fixed salary and may also receive a fee for attendance at any meeting of the Board of Directors or of any Committee of the Board. The amount of compensation shall be determined by resolution of the Board. Nothing herein contained shall preclude any Director from serving in any other capacity and receiving compensation therefor.

SECTION 9. Nominations. Nominations for election to the Board of Directors of the Corporation at a meeting of the Stockholders may be made (a) by the Board, or on behalf of the Board by any nominating committee appointed by the Board, or (b) by any Stockholder of the Corporation (i) who is a Stockholder of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of Stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section.

Stockholder nominations shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation, and received by such person [(a) as provided in Article I, Section 2 of these By-Laws, with respect to any nominations to be made at a special meeting of Stockholders, and (b) with respect to any nominations to be made at an annual meeting of Stockholders,] not less than ninety (90) days nor more than one-hundred twenty (120) days prior to any meeting of the Stockholders called for the election of Directors.

Such notice shall set forth (a) as to each proposed nominee who is not an incumbent Director (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Section 14 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) and the rules and regulations promulgated thereunder and (b) as to the Stockholder giving the notice (i) the name and record address of such Stockholder, (ii) the number of shares of stock of the Corporation which are beneficially owned by such Stockholder, (iii) a description of all arrangements or understandings between such Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, (iv) a representation that such Stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice and (v) any other information relating to such Stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a Director of the Corporation. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein.

The Presiding Officer of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if such person should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Appendix 2

Related to “Item 4 — Company Proposal to Approve the 2009 Incentive Compensation Plan”

INTERNATIONAL PAPER COMPANY

2009 INCENTIVE COMPENSATION PLAN

INTERNATIONAL PAPER COMPANY

2009 INCENTIVE COMPENSATION PLAN

INTERNATIONAL PAPER COMPANY

2009 INCENTIVE COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the International Paper Company 2009 Incentive Compensation Plan (the “Plan”) is to provide incentive for directors and designated employees of International Paper Company, a New York corporation (the “Company”), or any Affiliate, to improve the performance of the Company on a long-term basis, and to attract and retain certain persons in the employ of the Company. Accordingly, the Plan permits the grant of incentive awards from time to time to directors of the Company and selected designated employees of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. The following words and phrases shall have the following meanings:

(a)

“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)

“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit Award, Dividend Equivalent Award, Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)

“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates.

(d)	“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e)	“Board” means the Board of Directors of the Company.

(f)

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall include but is not limited to misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc.

(g)	“Change in Control” means and includes the occurrence of any one of the following events:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s voting stock representing 30% or more of the voting power of the Company’s outstanding voting stock, provided, however, that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group”(as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan;

(2) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareowners of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period;

(3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock or voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, voting stock representing more than 50% of the voting power of the voting stock of the surviving person immediately after giving effect to such transaction;

(4) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; or

(5) the shareowners of the Company approve a complete liquidation or dissolution of the Company.

(h)

“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)	“Committee” means the Management Development and Compensation Committee of the Board described in Article 4.

(j)	“Company” means International Paper Company, a New York corporation, or any successor corporation.

(k)

“Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Status as a Participant shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, or (iii) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-qualified Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Status as a Participant shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive.

(l)	“Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(m)

“Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares of Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(n)

“Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(o)	“Dividend Equivalent” means a right granted to a Participant under Article 12.

(p)	“Effective Date” has the meaning assigned such term in Section 3.1.

(q)	“Eligible Participant” means Non-Employee Directors and designated employees of the Company or any Affiliate.

(r)	“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(t)

“Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing stock price on the trading day immediately preceding the date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by NASDAQ for such date, provided that if it is determined that the fair market value is not properly reflected by such NASDAQ quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(u)

“Full Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(v)

“Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, give such term in the applicable Award Certificate. If not defined in each such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(w)

“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be a provided to the grantee within a reasonable time after the Grant Date.

(x)	“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(y)

“Independent Directors” means those members of the Board of Directors who qualify at any given time as “independent” directors under Section 303A of the New York Stock Exchange Listed Company Manual, “non-employee” directors under Rule 16b-3 of the Exchange Act, and “outside” directors under Section 162(m) of the Code.

(z)	“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(aa)	“Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

(bb)

“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-qualified Stock Option.

(cc)	“Other Stock-Based Award” means a right granted to a Participant under Article 13 that relates to or is valued by reference to Stock or other Awards relating to Stock.

(dd)

“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(ee)

“Participant” means a person who, as a designated employee of the Company or any Affiliate., has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(ff)	“Performance Award” means any award granted under the Plan pursuant to Article 10.

(gg)	“Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(hh)	“Plan” means the International Paper Company 2009 Incentive Compensation Plan, as it may be amended from time to time.

(ii)

“Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 11.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(jj)

“Qualified Business Criteria” means one or more of the Business Criteria listed in Section 11.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(kk)	“Restricted Stock Award” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(ll)

“Restricted Stock Unit Award” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(mm)

“Retirement” means a Participant’s termination of employment with the Company or an Affiliate after meeting the age and service requirements specified for retirement eligibility (including early retirement) in the Retirement Plan of International Paper Company or other comparable retirement program sponsored by the Company.

(nn)	“Securities Act” means the Securities Act of 1933, as amended from time to time.

(oo)

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(pp)

“Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 15.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 15.1.

(qq)	“Stock” means the $1.00 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Section 15.1.

(rr)

“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(ss)

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which 50% or more of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by both the Board and the shareowners of the Company (the “Effective Date”).

3.2. TERM OF PLAN. The Plan shall continue until terminated by the Board as provided in Article 16. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of this Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. Unless and until changed by the Board, the Management Development and Compensation Committee of the Board is designated as the Committee to administer the Plan. With regard to Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the Exchange Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award, such Awards must be made by a Committee composed solely of two or more Independent Directors. However, a Committee member’s failure to qualify as an Independent Director or failure to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3. AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:

(a)	Grant Awards

(b)	Delegate the granting Awards as specified in Section 4.4;

(c)	Designate Participants;

(d)	Determine the type or types of Awards to be granted to each Participant;

(e)	Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(f)	Determine the terms and conditions of any Award granted under the Plan;

(g)	Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h)	Decide all other matters that must be determined in connection with an Award;

(i)	Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j)	Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)	Amend the Plan or any Award Certificate as provided herein; and

(l)

Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.

4.4. DELEGATION. The Board may, by resolution, expressly delegate to the Senior Vice President, Human Resources and Communications, the authority, within specified parameters as to the number and terms of Awards, to (i) designate employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities may not be made with respect to the grant of Awards to eligible participants who are Senior Vice President of the Company and above. The acts of such delegate shall be treated hereunder as acts of the Board and such delegate shall report regularly to the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 15,400,000, which shall consist of the number of Shares remaining available for issuance under the Company’s prior existing equity compensation plan but not subject to outstanding awards as of the Effective Date, plus a number of additional Shares underlying awards outstanding as of the Effective Date under the Company’s Long-Term Incentive Compensation Plan, as amended and restated February 7, 2005, that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 15,400,000.

5.2. SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the date of grant, but shall be added back to the Plan share reserve in accordance with this Section 5.2.

(a)

To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award shall again be available for issuance pursuant to Awards granted under the Plan.

(b)	Shares subject to Awards settled in cash shall again be available for issuance pursuant to Awards granted under the Plan.

(c)	Shares withheld from an Award or delivered by a Participant to satisfy minimum tax withholding requirements shall again be available for issuance pursuant to Awards granted under the Plan.

(d)	If the exercise price of an Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), only the number of Shares issued to the Participant in excess of the Shares tendered (by delivery or attestation) shall be debited from the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(e)

To the extent that the full number of Shares subject to an Option or SAR is not issued upon exercise of the Option or SAR for any reason, including by reason of net-settlement of the Award, only the number of Shares issued and delivered upon exercise of the Option or SAR shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(f)

To the extent that the full number of Shares subject to a performance-based Award is not issued by reason of failure to achieve maximum performance goals, only the number of Shares issued and delivered shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(g)	Substitute Awards granted pursuant to Section 14.9 shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1):

(a)	Options. The maximum aggregate number of Shares subject to Options granted under the Plan in any 12-month period to any one Participant shall be 1,200,000.

(b)	SARs. The maximum number of Shares subject to Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 1,200,000.

(c)

Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares underlying of Awards of Restricted Stock or Restricted Stock Units under the Plan in any 12-month period to any one Participant shall be 660,000.

(d)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards under the Plan in any 12-month period to any one Participant shall be 660,000 Shares.

(e)	Cash-Based Awards. The maximum aggregate amount that may be paid with respect to cash-based Awards under the Plan to any one Participant in any fiscal year of the Company shall be $10,000,000.

ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Participants. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)

Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.9) shall not be less than the Fair Market Value as of the Grant Date.

(b)

Prohibition on Repricing. Except as otherwise provided in Section 15.1, the exercise price of an Option may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the shareowners of the Company.

(c)

Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)

Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants.

(e)

Exercise Term. Except for Non-qualified Stock Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)	No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

7.2. INCENTIVE STOCK OPTIONS. Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Non-qualified Stock Option.

7.3. EFFECT OF A CHANGE IN CONTROL. In the event of a Change in Control, all Incentive Stock Options and Non-qualified Stock Options granted under this Plan shall be immediately exercisable, and all service-based restrictions on Shares issued under this Plan pursuant to the exercise of such option shall be immediately removed.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)	Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1) The Fair Market Value of one Share on the date of exercise; over

(2) The base price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)

Prohibition on Repricing. Except as otherwise provided in Section 15.1, the base price of a SAR may not be reduced, directly or indirectly by cancellation and regrant or otherwise, without the prior approval of the shareowners of the Company.

(c)	Exercise Term. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d)	No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)

Other Terms. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

8.2. EFFECT OF A CHANGE IN CONTROL. In the event a Change in Control of the Company occurs, all service-based restrictions shall be immediately removed with respect to SARs awarded under this Plan.

ARTICLE 9

RESTRICTED STOCK, RESTRICTED STOCK UNITS

AND DEFERRED STOCK UNITS

9.1. GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2. ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareowner with respect to the Restricted Stock, and the Participant shall have none of the rights of a shareowner with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units. Unless otherwise provided in the applicable Award Certificate, Awards of Restricted Stock will be entitled to full dividend rights and any dividends paid thereon will be paid or distributed to the holder no later than the end of the calendar year in which the dividends are paid to shareowners or, if later, the 15th day of the third month following the date the dividends are paid to shareowners.

9.3. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

9.4. EFFECT OF A CHANGE IN CONTROL. In the event a Change in Control of the Company occurs, all service-based restrictions shall be immediately removed with respect to Restricted Stock, Restricted Stock Units and Deferred Stock Units.

ARTICLE 10

PERFORMANCE AWARDS

10.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-settled Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program. All Dividend Equivalents credited on Performance Shares during an Award period shall be reinvested in additional Performance Shares, which shall be allocated to the same Award period and shall be subject to being earned by the Participant on the same basis as the original Award. Once Performance Shares have been paid to a Participant, any dividends on such shares shall be paid in cash.

10.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that events or circumstances render the performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award under Article 11 if the recipient of the Performance Award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

10.3. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 10.3 shall apply to Performance Awards in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)	All service-based restrictions shall be immediately removed with respect to all earned Performance Awards;

(b)

A pro rata portion of each outstanding Performance Award that would have been earned were Company performance to reach the target goals established by the Committee for each uncompleted Award period shall be deemed earned (based on the number of months of the total Award period which have been completed prior to the Change in Control), and all restrictions shall be immediately removed with respect to that number of shares; and

(c)	The remaining portion of each Performance Award shall be forfeited.

ARTICLE 11

QUALIFIED PERFORMANCE-BASED AWARDS

11.1. OPTIONS AND STOCK APPRECIATION RIGHTS. The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

11.2. OTHER AWARDS. When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

(a)	Revenue

(b)	Sales

(c)	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

(d)	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

(e)	Net income (before or after taxes, operating income or other income measures)

(f)	Cash (cash flow, cash generation or other cash measures)

(g)	Stock price or performance

(h)	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

(i)	Economic value added

(j)	Return measures (including, but not limited to, return on assets, income, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)

(k)	Market share

(l)	Improvements in capital structure

(m)	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

(n)	Business expansion or consolidation (acquisitions and divestitures)

(o)	Internal rate of return or increase in net present value

(p)	Working capital targets relating to inventory and/or accounts receivable

(q)	Safety standards

(r)	Productivity measures

(s)	Cost reduction measures

(t)	Strategic plan development and implementation

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

11.3. PERFORMANCE GOALS. Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a Participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

11.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA. The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.5. CERTIFICATION OF PERFORMANCE GOALS. Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 11.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 11.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

11.6. AWARD LIMITS. Section 5.4 sets forth (i) the maximum number of Shares that may be granted in any one-year period to a Participant in designated forms of stock-based Awards, and (ii) the maximum aggregate dollar amount that may be paid with respect to cash-based Awards under the Plan to any one Participant in any fiscal year of the Company.

ARTICLE 12

DIVIDEND EQUIVALENTS

12.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to a Full Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares, or otherwise reinvested; provided, however, that with regard to Dividend Equivalents payable on Performance Awards, such Dividend Equivalents may be earned but shall not be paid until payment of the underlying Performance Award. Unless otherwise provided in the applicable Award Certificate, Dividend Equivalents will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareowners, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

13.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or a Stock Appreciation Right exceed a period of ten years from its Grant Date.

14.2. FORM OF PAYMENT FOR AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

14.3. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.4. BENEFICIARIES. Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

14.5. STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.6. ACCELERATION UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Status as a Participant by reason of death or Disability:

(a)

all of that Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;

(b)	all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and

(c)

the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be prorated based upon the number of months employed during each measurement period and shall be paid at the end of the Award period based on actual Company performance.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Non-qualified Stock Options.

14.7. ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 14.6 above, and subject to Article 11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.7. Notwithstanding anything in the Plan, including this Section 14.7, the Committee may not accelerate the payment of any Award if such acceleration would violate Section 409A(a)(3) of the Code.

14.8. FORFEITURE EVENTS. The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, voluntary termination prior to Retirement eligibility, termination of employment for Cause, violation of a Non-Compete Agreement, Non-Solicitation Agreement or Confidentiality Agreement, failure by a participant in the Company’s Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) to submit notice of retirement one year in advance of the effective date of his or her retirement (except in the event of death, Disability or waiver by the Committee), or other conduct by the Participant that is detrimental to the business interest or reputation of the Company or any Affiliate or any act that is determined by the Senior Vice President, Human Resources, to be a deliberate disregard of the Company’s rules.

14.9. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareowners that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2. DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3. GENERAL. Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Non-qualified Stock Options.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareowner approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareowner approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareowners of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

16.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)

Awards issued under the Plan prior to the approval by the Company’s shareowners of this Plan at the 2009 annual meeting of shareowners (i.e., under the Long-Term Incentive Compensation Plan, as amended and restated as of February 7, 2005 (the “2005 Plan”), shall continue to be subject to the terms of the 2005 Plan and the instruments evidencing such awards, unless otherwise specified in the Award Certificate.

(b)

Subject to the terms of the applicable Award Certificate, no amendment, modification or termination shall, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(c)	The original term of an Option or SAR may not be extended without the prior approval of the shareowners of the Company;

(d)	Except as otherwise provided in Section 15.1, the exercise price of an Option or SAR may not be reduced, directly or indirectly, without the prior approval of the shareowners of the Company; and

(e)

No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

16.3. COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 17

GENERAL PROVISIONS

17.1. RIGHTS OF PARTICIPANTS.

(a)

No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)

Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.

(d)	No Award gives a Participant any of the rights of a shareowner of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.2. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. For certain Participants designated by the Company, the Company shall also have the authority and the right to deduct or withhold additional amounts to satisfy federal, state or local taxes up to a maximum amount of 85% of the Award at the election of the Participant.

17.3. IMPACT OF RESTATEMENT OF FINANCIAL STATEMENTS UPON PREVIOUS AWARDS. If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such Award made to any, all or any class of Participants with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected Award(s) exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such bases as it shall deem appropriate. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

17.4. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)

It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)

Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Certificate that is permissible under Section 409A. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)

If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)

Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e)

Fair Market Value of Unlisted Stock. If at any time the Stock is not listed on a securities exchange, the Fair Market Value of the Stock as of any given date shall, for purposes of the Plan and any Award, be determined by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

(f)

Design Limits on Options and SARs. Notwithstanding anything in this Plan or any Award Certificate, no stock option or stock appreciation right granted under this Plan shall (i) provide for Dividend Equivalents or (ii) have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option or stock appreciation right.

(g)

Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable Award Certificate, and Dividend Equivalents granted with respect to an Award hereunder will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

17.5. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.

17.6. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

17.7. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

17.8. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.9. GOVERNMENT AND OTHER REGULATIONS.

(a)

Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the Securities Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the Securities Act, such as that set forth in Rule 144 promulgated under the Securities Act.

(b)

Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the Securities Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.10. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of New York.

17.11. ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

17.12. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

17.13. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Map to The Ritz Carlton, Westchester, for 2009 Annual Shareowners Meeting

6400 Poplar Avenue

Memphis, Tennessee 38197

Printed on Accent® Opaque 40# Smooth Finish,

made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY

C/O BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3500

SOUTH HACKENSACK, NJ 07606-3500

VOTE BY INTERNET - www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time, May 10, 2009, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. Eastern time, May 7, 2009. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time, May 10, 2009, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. Eastern time, May 7, 2009. Have your proxy card in hand when you call and then follow the instructions the “Vote Voice” provides you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 10, 2009. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 7, 2009.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 11, 2009, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be held for you at the meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote “FOR” each of the

nominees listed under Item 1

Item 1 – Election of Four Directors (1-year terms).	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:
01) John V. Faraci (Class III)
02) Stacey J. Mobley (No Class Appointment)	☐	☐	☐

03) William G. Walter (Class III)

04) J. Steven Whisler (Class III)

The Board of Directors recommends a vote “FOR” Items 2, 3 and 4	For	Against	Abstain

Item 2 – Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2009.	☐	☐	☐

Item 3 – Company Proposal to Amend Article I and Article II of the Company’s By-Laws Regarding Special Shareowner Meetings.	☐	☐	☐

Item 4 – Company Proposal to Approve the 2009 Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Item 5

Item 5 – Shareowner Proposal Concerning Sustainable Forestry.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1 and FOR Item 2, Item 3 and Item 4 and AGAINST Item 5. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this meeting	Yes ☐		No ☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature (PLEASE SIGN WITHIN BOX)/DATE	SIGNATURE(Joint Owners)/Date

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 11, 2009

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 11, 2009, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing John V. Faraci, Tim S. Nicholls and Maura A. Smith, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 11, 2009, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, election of Directors, FOR Item 2, ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009, FOR Item 3, Company proposal to amend Article I and Article II of the Company’s By-Laws regarding special shareowner meetings, FOR Item 4, Company proposal to approve the 2009 Incentive Compensation Plan, and AGAINST Item 5, shareowner proposal concerning sustainable forestry. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustees under each of the plans has authorized Broadridge as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. Eastern time, May 7, 2009, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. Eastern time, May 7, 2009.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark corresponding box on the reverse side).

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

A Form of Proxy, the Proxy Statement and Annual Report are Available at http://materials.proxyvote.com/460146